                                                                  EXHIBIT 4.5(a)

================================================================================

                                  $800 MILLION

                      AMENDED AND RESTATED CREDIT AGREEMENT
  (amending and restating the Credit Agreement dated as of September 30, 1999)

                                      among

                            TENNECO AUTOMOTIVE INC.,

                                  as Borrower,

                               The Several Lenders
                        from Time to Time Parties Hereto,

                          CITICORP NORTH AMERICA, INC.

                                       and

                             BANK OF AMERICA, N.A.,

                           as Co-Documentation Agents,

                          DEUTSCHE BANK SECURITIES INC.
                              as Syndication Agent,

                                       and

                              JPMORGAN CHASE BANK,
                             as Administrative Agent

                          Dated as of December 12, 2003

================================================================================

    J.P. MORGAN SECURITIES INC. and DEUTSCHE BANK SECURITIES INC., as Co-Lead
                    Arrangers and Joint Bookrunning Managers

                                TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                    ----
SECTION 1.        DEFINITIONS....................................................................................     1
    1.1        Defined Terms.....................................................................................     1
    1.2        Other Definitional Provisions.....................................................................    27

SECTION 2.        AMOUNT AND TERMS OF COMMITMENTS................................................................    28
    2.1        Tranche B Term Loans..............................................................................    28
    2.2        Procedure for Tranche B Term Loan Borrowing.......................................................    28
    2.3        Repayment of Tranche B Term Loans.................................................................    28
    2.4        Tranche B-1 Credit Linked Accounts................................................................    29
    2.5        Making of Tranche B-1 Loans.......................................................................    33
    2.6        Revolving Commitments.............................................................................    33
    2.7        Procedure for Revolving Loan Borrowing and Tranche B-1 Loan Borrowing.............................    34
    2.8        Swingline Commitment..............................................................................    35
    2.9        Procedure for Swingline Borrowing; Refunding of Swingline Loans...................................    35
    2.10       Commitment Fees, Prepayment Premiums, etc.........................................................    37
    2.11       Termination or Reduction of Revolving Commitments and Total Tranche B-1
                 Credit Linked Deposit Amount....................................................................    37
    2.12       Optional Prepayments..............................................................................    38
    2.13       Mandatory Prepayments and Total Tranche B-1 Credit Linked Deposit Amount Reductions...............    38
    2.14       Conversion and Continuation Options...............................................................    40
    2.15       Limitations on Eurodollar Tranches................................................................    41
    2.16       Interest Rates and Payment Dates..................................................................    41
    2.17       Computation of Interest and Fees..................................................................    41
    2.18       Inability to Determine Interest Rate..............................................................    42
    2.19       Pro Rata Treatment and Payments...................................................................    42
    2.20       Requirements of Law...............................................................................    44
    2.21       Taxes.............................................................................................    45
    2.22       Indemnity.........................................................................................    47
    2.23       Change of Lending Office..........................................................................    47
    2.24       Replacement of Lenders............................................................................    47
    2.25       Intercreditor Agreement...........................................................................    48
    2.26       Redesignation of Existing Loans and Commitments...................................................    48

SECTION 3.        LETTERS OF CREDIT..............................................................................    49
    3.1        L/C Commitments...................................................................................    49
    3.2        Procedure for Issuance of Letter of Credit........................................................    50
    3.3        Fees and Other Charges............................................................................    50
    3.4        L/C Participations................................................................................    50

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                                                                               2

    3.5        Reimbursement Obligation of the Borrower..........................................................    52
    3.6        Obligations Absolute..............................................................................    52
    3.7        Letter of Credit Payments.........................................................................    53
    3.8        Applications......................................................................................    53

SECTION 4.        REPRESENTATIONS AND WARRANTIES.................................................................    53
    4.1        Financial Condition...............................................................................    53
    4.2        No Change.........................................................................................    54
    4.3        Corporate Existence; Compliance with Law..........................................................    54
    4.4        Corporate Power; Authorization; Enforceable Obligations...........................................    54
    4.5        No Legal Bar......................................................................................    55
    4.6        Litigation........................................................................................    55
    4.7        No Default........................................................................................    55
    4.8        Ownership of Property; Liens......................................................................    55
    4.9        Intellectual Property.............................................................................    55
    4.10       Taxes.............................................................................................    55
    4.11       Federal Regulations...............................................................................    56
    4.12       Labor Matters.....................................................................................    56
    4.13       ERISA.............................................................................................    56
    4.14       Investment Company Act; Other Regulations.........................................................    56
    4.15       Subsidiaries......................................................................................    57
    4.16       Use of Proceeds...................................................................................    57
    4.17       Environmental Matters.............................................................................    57
    4.18       Accuracy of Information, etc......................................................................    58
    4.19       Security Documents................................................................................    58
    4.20       Solvency..........................................................................................    59
    4.21       Senior Indebtedness...............................................................................    59
    4.22       First Priority Claims.............................................................................    59

SECTION 5.        CONDITIONS PRECEDENT...........................................................................    59
    5.1        Conditions to Amendment and Restatement of Existing Credit Agreement,
                 Redesignation of Certain Loans and Commitments and Continuation of
                 Existing Letters of Credit on Closing Date......................................................    59
    5.2        Conditions to Each Extension of Credit............................................................    61

SECTION 6.        AFFIRMATIVE COVENANTS..........................................................................    61
    6.1        Financial Statements..............................................................................    61
    6.2        Certificates; Other Information...................................................................    62
    6.3        Payment of Obligations............................................................................    63
    6.4        Maintenance of Existence; Compliance..............................................................    63
    6.5        Maintenance of Property; Insurance................................................................    63
    6.6        Inspection of Property; Books and Records; Discussions............................................    64
    6.7        Notices...........................................................................................    64

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                                                                               3

    6.8        Environmental Laws................................................................................    64
    6.9        Additional Collateral, etc........................................................................    65

SECTION 7.        NEGATIVE COVENANTS.............................................................................    67
    7.1        Financial Condition Covenants.....................................................................    67
    7.2        Indebtedness......................................................................................    68
    7.3        Liens.............................................................................................    69
    7.4        Fundamental Changes...............................................................................    71
    7.5        Disposition of Property...........................................................................    71
    7.6        Restricted Payments...............................................................................    72
    7.7        Capital Expenditures..............................................................................    73
    7.8        Investments.......................................................................................    73
    7.9        Optional Payments and Modifications of Senior Subordinated Notes..................................    74
    7.10       Transactions with Affiliates......................................................................    75
    7.11       Sales and Leasebacks..............................................................................    75
    7.12       Changes in Fiscal Periods.........................................................................    75
    7.13       Negative Pledge Clauses...........................................................................    75
    7.14       Lines of Business.................................................................................    76
    7.15       Optional Payments and Modifications of Second Lien Notes..........................................    76

SECTION 8.        EVENTS OF DEFAULT..............................................................................    76

SECTION 9.        THE AGENTS.....................................................................................    80
    9.1        Appointment.......................................................................................    80
    9.2        Delegation of Duties..............................................................................    80
    9.3        Exculpatory Provisions............................................................................    80
    9.4        Reliance by Administrative Agent..................................................................    81
    9.5        Notice of Default.................................................................................    81
    9.6        Non-Reliance on Agents and Other Lenders..........................................................    81
    9.7        Indemnification...................................................................................    82
    9.8        Agent in Its Individual Capacity..................................................................    82
    9.9        Successor Administrative Agent....................................................................    82
    9.10       Authorization to Release Guarantees and Liens.....................................................    83
    9.11       Co-Documentation Agents and Syndication Agent.....................................................    83

SECTION 10.       MISCELLANEOUS..................................................................................    83
    10.1       Amendments and Waivers............................................................................    83
    10.2       Notices...........................................................................................    86
    10.3       No Waiver; Cumulative Remedies....................................................................    87
    10.4       Survival of Representations and Warranties........................................................    87
    10.5       Payment of Expenses and Taxes.....................................................................    87
    10.6       Successors and Assigns; Participations and Assignments............................................    88
    10.7       Adjustments; Set-off..............................................................................    92
    10.8       Counterparts......................................................................................    92

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                                                                               4

    10.9       Severability......................................................................................    92
    10.10      Integration.......................................................................................    92
    10.11   GOVERNING LAW........................................................................................    93
    10.12      Submission To Jurisdiction; Waivers...............................................................    93
    10.13      Acknowledgments...................................................................................    93
    10.14      Releases of Guarantees and Liens..................................................................    94
    10.15      Confidentiality...................................................................................    94
    10.16   WAIVERS OF JURY TRIAL................................................................................    95
    10.17      Effect of Amendment and Restatement of the Existing Credit Agreement..............................    95
    10.18      Covenant of the Tranche B-1 Lenders...............................................................    95

                  AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 12, 2003 (amending and restating the Credit Agreement dated as of September 30, 1999, as amended prior to the date hereof), among TENNECO AUTOMOTIVE INC., a Delaware corporation (the "Borrower"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), BANK OF AMERICA, N.A. and CITICORP NORTH AMERICA, INC., as co-documentation agents (in such capacity, the "Co-Documentation Agents"), DEUTSCHE BANK SECURITIES INC., as syndication agent (in such capacity, the "Syndication Agent"), and JPMORGAN CHASE BANK, as administrative agent.

                                    RECITALS

                  1. The Borrower, the lenders and agents parties thereto and JPMorgan Chase Bank are parties to the Credit Agreement dated as of September 30, 1999, as amended prior to the date hereof (the "Existing Credit Agreement").

                  2. The Borrower desires to amend and restate the Existing Credit Agreement pursuant to this Agreement. All indebtedness, obligations and liabilities, as amended and restated hereby, and all Liens existing under the Existing Credit Agreement and other Loan Documents (as defined in the Existing Credit Agreement) will continue in full force and effect, uninterrupted and unimpaired, as amended as set forth herein and in the Loan Documents delivered or otherwise continued in connection herewith.

                  3. The Borrower has requested that the Lenders, the Co-Documentation Agents, the Administrative Agent and the Syndication Agent enter this Agreement in order to make available to the Borrower the $800,000,000 credit facilities described herein on the terms and conditions set forth herein, consisting of (a) a $220,000,000 revolving credit facility, (b) a $180,000,000 tranche B-1 letter of credit/revolving loan facility and (c) a $400,000,000 tranche B term loan facility.

                  The parties hereto hereby agree to amend and restate the Existing Credit Agreement as follows:

                             SECTION 1. DEFINITIONS

                  1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

                  "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMCB in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, or the Federal Funds Effective Rate, respectively.

                  "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

                  "Adjustment Date": as defined in the Pricing Grid.

                  "Administrative Agent": JPMCB, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

                  "Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                  "Agents": the collective reference to the Syndication Agent, the Co-Documentation Agents and the Administrative Agent.

                  "Aggregate Exposure": with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender's Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender's Tranche B Term Loans,
(ii) the amount of such Lender's Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender's Revolving Extensions of Credit then outstanding and (iii) such Lender's Tranche B-1 Credit Linked Deposit Amount then in effect or, if the Tranche B-1 Settlement Date has occurred, the amount of such Lender's Tranche B-1 Extensions of Credit then outstanding.

                  "Aggregate Exposure Percentage": with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

                  "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

                  "Applicable Margin": for (a) each Type of Loan, the rate per annum set forth under the relevant column heading below:

                                               ABR Loans              Eurodollar Loans
                                               ---------              ----------------
Revolving Loans and Swingline Loans              2.25%                     3.25%
Tranche B Term Loans                             2.25%                     3.25%

; and (b) for each Tranche B-1 Loan, at a rate per annum equal to 3.25%;

provided that from and after the first Adjustment Date occurring after the first anniversary of Closing Date, the Applicable Margin with respect to Revolving Loans and Swingline Loans will be determined pursuant to the Pricing Grid. Notwithstanding the foregoing, (i) the Applicable Margins for the Tranche B Term Loans and the Tranche B-1 Loans (as determined in clause (a)

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                                                                               3

or (b) above, respectively), shall be reduced by .25% per annum following the end of each fiscal quarter for which the Consolidated Leverage Ratio is less than 4.0 to 1.0, as provided in the last paragraph of Annex A and (ii) the Applicable Margin for Tranche B-1 Loans which are deemed to be ABR Loans pursuant to Section 2.4(f) shall be 1.00% per annum less than the Applicable Margin for Tranche B-1 Loans without giving effect to this sentence.

                  "Applicable Prepayment Percentage": (a) with respect to any prepayment of the Tranche B Term Loans or reduction of the Total Tranche B-1 Credit Linked Deposit Amount required pursuant to Section 2.13(a) in connection the issuance of any Capital Stock, 50%; (b) with respect to any prepayment of the Tranche B Term Loans or reduction of the Total Tranche B-1 Credit Linked Deposit Amount required pursuant to Section 2.13(a) in connection with the issuance or incurrence of any Indebtedness (i) 100% if the Consolidated Leverage Ratio is equal to or more than 3.0 to 1.0 as of the last day of the most recently ended fiscal quarter, (ii) 75% if the Consolidated Leverage Ratio is less than 3.0 to 1.0 as of the last day of the most recently ended fiscal quarter and (iii) 50% if the Consolidated Leverage Ratio is less than 2.5 to 1.0 as of the last day of the most recently ended fiscal quarter; (c) with respect to any prepayment of the Tranche B Term Loans or reduction of the Total Tranche B-1 Credit Linked Deposit Amount required pursuant to Section 2.13(b) in connection with any Asset Sale or Recovery Event (i) if the Borrower's senior unsecured long-term debt rating is at least investment grade from each of Moody's Investors Service, Inc. and Standard & Poor's Rating Group and one of such ratings is higher than BAA3 or BBB-, as applicable, 50% or (ii) otherwise, 100%; and (d) with respect to any prepayment of the Tranche B Term Loans or reduction of the Total Tranche B-1 Credit Linked Deposit Amount required pursuant to Section 2.13(c) for any fiscal year (i) 50% if the Consolidated Leverage Ratio is equal to or more than 3.0 to 1.0 as of the last day of the most recently ended fiscal quarter and (ii) 25% if the Consolidated Leverage Ratio is less than 3.0 to 1.0 as of the last day of the most recently ended fiscal quarter.

                  "Application": an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

                  "Asset Sale": any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause
(a), (b), (c), (d), (e), (f), (h) or (i) of Section 7.5) that yields Net Cash Proceeds to the Borrower or any of its Subsidiaries in excess of $2,000,000.

                  "Assignee": as defined in Section 10.6(c).

                  "Assignment and Acceptance": an Assignment and Acceptance, substantially in the form of Exhibit E.

                  "Assignor": as defined in Section 10.6(c).

                  "Available Revolving Commitment": as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Revolving Commitment then in effect over (b) such Lender's Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender's Revolving Extensions of Credit for the purpose of determining such

Lender's Available Revolving Commitment pursuant to Section 2.10(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

                  "Benefitted Lender": as defined in Section 10.7(a).

                  "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

                  "Borrower": as defined in the preamble hereto.

                  "Borrowing Date": any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

                  "Business": as defined in Section 4.17(b).

                  "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to (a) notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans or Tranche B-1 Loans (except with respect to any Tranche B-1 Loans which are deemed to be ABR Loans in accordance with Section 2.4(f)) or (b) determination of the Benchmark LIBOR Rate, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

                  "Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

                  "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

                  "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

                  "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than

$500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Ratings Services ("S&P") or P-1 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

                  "Closing Date": the date that the conditions set forth in
Section 5.1 shall have been satisfied.

                  "Code": the Internal Revenue Code of 1986, as amended from time to time.

                  "Co-Documentation Agents": as defined in the preamble hereto.

                  "Collateral": all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

                  "Commitment": as to any Lender, the sum of the Tranche B-1 Credit Linked Deposit Amount and the Revolving Commitment of such Lender.

                  "Commitment Fee Rate": 1/2 of 1% per annum; provided, that on and after the first Adjustment Date occurring after the first anniversary of the Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

                  "Commonly Controlled Entity": an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

                  "Compliance Certificate": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

                  "Confidential Information Memorandum": the Confidential Information Memorandum dated November 2003 and furnished to the Lenders.

                  "Consolidated Current Assets": at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

                  "Consolidated Current Liabilities": at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans, Swingline Loans or Tranche B-1 Loans to the extent otherwise included therein.

                  "Consolidated EBITDA": for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), and ((f) any other non-cash charges (excluding any such charge that constitutes an accrual of or a reserve for cash charges for any future period), and minus, to the extent taken into account in calculating Consolidated Net Income for such period, the sum of (a) interest income, (b) any non-cash extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a "Reference Period") pursuant to any determination of the Consolidated Leverage Ratio, if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, "Material Acquisition" means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $5,000,000. In addition, Consolidated EBITDA for each fiscal quarter of the Borrower, ending with the last quarter of the Borrower's 2006 fiscal year, shall be increased by the amount of cash restructuring charges and related expenses associated with restructurings undertaken by the Borrower and/or its Subsidiaries in the United States and/or internationally included in the calculation of Consolidated Net Income for such fiscal quarter, provided that the aggregate amount of such cash restructuring charges in the twenty fiscal quarter period commencing in the first quarter of the Borrower's 2002 fiscal year and ending with the last quarter of the Borrower's 2006 fiscal year shall not exceed $60,000,000. For purposes of the foregoing sentence, "cash" restructuring charges and related expenses shall be deemed to include any accrual of or reserve for cash restructuring charges and related expenses for any future period. In addition, for purposes of Section 7.1 of this Agreement, Consolidated EBITDA for each fiscal quarter of the Borrower's 2004 and 2005 fiscal years shall be increased (but not by more than $11,000,000 in the aggregate for all of the Borrower's 2004 fiscal year and by not more than $15,000,000 in the aggregate for all of the Borrower's 2005 fiscal year) by the amount of aftermarket acquisition costs of the Borrower and its Subsidiaries to the extent such costs otherwise reduce Consolidated EBITDA for such fiscal quarter. In addition, in the event that any Permitted Sale/Leaseback results in the Borrower or a Subsidiary entering into an operating lease, then Consolidated EBITDA for any period shall be deemed to be increased by the amount of lease payments under such operating lease made during such period.

                  "Consolidated Fixed Charge Coverage Ratio": for any period, the ratio of (a) Consolidated EBITDA for such period less the aggregate amount actually paid by the Borrower and its Subsidiaries during such period on account of Capital Expenditures to (b) Consolidated Interest Expense for such period.

                  "Consolidated Interest Coverage Ratio": for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

                  "Consolidated Interest Expense": for any period, total cash interest expense (including that attributable to Capital Lease Obligations but net of interest income) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP). Notwithstanding the foregoing, in the event that Borrower or a Subsidiary has entered into an operating lease in connection with a Permitted Sale/Leaseback, then Consolidated Interest Expense for any period shall be deemed to be increased by the interest component of lease payments under such operating lease made during such period (as determined based on the applicable schedule setting forth the components of lease payments delivered pursuant to Section 7.11).

                  "Consolidated Leverage Ratio": as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period. Notwithstanding the foregoing, in the event that the Borrower or a Subsidiary has entered into an operating lease in connection with a Permitted Sale/Leaseback then for purposes of calculating the Consolidated Leverage Ratio on any day, Consolidated Total Debt shall be deemed to be increased by the remaining unamortized principal component of such operating lease (as determined based on the applicable schedule setting forth the components of lease payments delivered pursuant to Section 7.11).

                  "Consolidated Net Income": for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

                  "Consolidated Total Assets": at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption "total assets" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

                  "Consolidated Total Debt": at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Working Capital": at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

                  "Continuing Directors": the directors of the Borrower on the Closing Date, and each other director, if, in each case, such other director's nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.

                  "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                  "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                  "Defaulting Lender": any Lender with respect to which a Lender Default is in effect. For purposes of this definition, "Lender Default" means the refusal (which has not been retracted) or the failure of a Lender to fund any of its obligations under this Agreement (whether in respect of Loans, participating interests in Letters of Credit or Swingline Loans, reimbursement obligations, Tranche B-1 Credit Linked Amounts or otherwise). Notwithstanding the foregoing, no Lender shall be a Defaulting Lender in respect of an obligation if Lenders holding at least 51% of the commitment to fund such obligation also fail to fund.

                  "Disposition": with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (other than any transaction for purposes of collateral or security to the extent permitted hereunder). The terms "Dispose" and "Disposed of" shall have correlative meanings.

                  "Dollars" and "$": dollars in lawful currency of the United States.

                  "Domestic Subsidiary": any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

                  "Early Maturity Date": the earlier of (i) in the event that all the Senior Subordinated Notes have not been refinanced or the maturity thereof has not been extended in a transaction permitted by this Agreement prior to April 15, 2009 to a date not earlier than April 15, 2011, April 15, 2009 and (ii) in the event that all the Senior Subordinated Notes have been refinanced or the maturity thereof has not been extended to a date prior to April 15, 2011, the date which is six months prior to the date to which the Senior Subordinated Notes have been refinanced or for which the maturity has not been extended.

                  "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

                  "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "Eurocurrency Reserve Requirements": for any day (a) as applied to a Eurodollar Loan or a Tranche B-1 Loan (except with respect to any Tranche B-1 Loans which are deemed to be ABR Loans in accordance with Section 2.4(f)), or (b) the Tranche B-1 Eurodollar Rate is determined for purposes of
Section 2.4(e), the aggregate (without duplication) of the maximum rates (expressed as a decimal) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

                  "Eurodollar Base Rate": with respect to each day during (a) each Interest Period pertaining to a Eurodollar Loan or a Tranche B-1 Loan (except with respect to any Tranche B-1 Loans which are deemed to be ABR Loans in accordance with Section 2.4(f)), as the case may be, or (b) each calendar month for which the Tranche B-1 Eurodollar Rate is being determined for purposes of Section 2.4(e), the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Dow Jones Markets screen as of 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Dow Jones Markets screen (or otherwise on such screen), the "Eurodollar Base Rate" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 a.m., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

                  "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate. Notwithstanding the foregoing, Tranche B-1 Loans shall not be considered Eurodollar Loans for purposes of the Loan Documents.

                  "Eurodollar Rate": with respect to each day during (a) each Interest Period pertaining to a Eurodollar Loan or a Tranche B-1 Loan (except with respect to any Tranche B-1 Loans which are deemed to be ABR Loans in accordance with Section 2.4(f)), as the case may be, or (b) each calendar month for which the Tranche B-1 Eurodollar Rate is being determined for purposes of
Section 2.4(e), a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

                  "Eurodollar Tranche": the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

                  "Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                  "Excess Cash Flow": for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, (iv) an amount equal to the aggregate net non-cash loss on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, (v) an amount equal to the aggregate net increase in Consolidated Working Capital attributable to foreign currency translation adjustments of the Borrower and its Subsidiaries during such fiscal year, (vi) an amount equal to the aggregate net non-cash increase in Consolidated Working Capital of the Borrower and its Subsidiaries during such fiscal year, and (vii) an amount equal to the non-cash, non-current deferred income tax expense deducted in arriving at Consolidated Net Income, over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures, any such expenditures financed with the proceeds of any Reinvestment Deferred Amount and any Capital Expenditures with respect to which the Borrower delivered a certificate pursuant to the immediately following clause (iii) in connection with the calculation of Excess Cash Flow for the last fiscal year), (iii) the aggregate amount of Capital Expenditures that the Borrower or any of its Subsidiaries became obligated to make but that are not made during such fiscal year, provided that the Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such fiscal year, signed by a Responsible Officer of the Borrower and certifying that such Capital Expenditure will be made in the following fiscal year and the aggregate amount of all such Capital Expenditures shall not exceed the limitations set forth in
Section 7.7 for such fiscal year, (iv) the net amount of all prepayments of Tranche B-1 Loans, Revolving Loans and Swingline Loans and other revolving credit facilities during such fiscal year and all optional prepayments of the Tranche B Term Loans during such fiscal year, (v) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Tranche B Term Loans) of the Borrower and its Subsidiaries made during such fiscal year, (vi) increases in Consolidated Working Capital for such fiscal year, (vii) an amount equal to the aggregate net cash gains on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,
(viii) an amount equal to Investments permitted by Section 7.8 made by the Borrower and its Subsidiaries during such fiscal year, (ix) an amount equal to the aggregate net cash gains on the Disposition of property by the Borrower and its Subsidiaries consisting of Asset Sales the Net Cash Proceeds of which are required to be applied during such fiscal year to the prepayment of the Tranche B Term Loans or the reduction of the Total Tranche B-1 Credit Linked Deposit Amount pursuant to Section 2.13, (x) an amount equal to the aggregate net decrease in Consolidated Working Capital attributable to foreign currency translation adjustments of the Borrower and its Subsidiaries during such fiscal year, (xi) an amount equal to the aggregate net non-cash decrease in Consolidated Working Capital of the Borrower and its Subsidiaries during such fiscal year and (xii) an amount equal to non-cash, non-current deferred income tax benefit included in arriving at Consolidated Net Income.

                  "Excess Cash Flow Application Date": as defined in Section 2.13(c).

                  "Exchange Act": the Securities Exchange Act of 1934, as amended.

                  "Excluded Subsidiary": (i) any Foreign Subsidiary, (ii) any other Subsidiary if and at such time as the Borrower and its Subsidiaries own Capital Stock representing less than 80% of the ordinary voting power of such other Subsidiary, (iii) any Immaterial Subsidiary and (iv) any Finance Subsidiary if the execution and delivery of any Loan Document by such Finance Subsidiary would materially adversely affect the treatment of any Permitted Receivables Financing as a true sale transaction.

                  "Existing Letters of Credit": the Letters of Credit (as defined in the Existing Credit Agreement) outstanding on the Closing Date immediately prior to the effectiveness of this Agreement.

                  "Existing Loans" the Loans (as defined in the Existing Credit Agreement) outstanding on the Closing Date immediately prior to the effectiveness of this Agreement.

                  "Exiting Lender": each Lender under the Existing Credit Agreement which is not a Lender under this Agreement on the Closing Date.

                  "Facility": each of (a) the Tranche B Term Loans made thereunder (the "Tranche B Term Facility"), (b) the Tranche B-1 Credit Linked Deposit Amounts and the Tranche B-1 Loans made and the Tranche B-1 Letters of Credit issued thereunder (the "Tranche B-1 Facility"), (c) the Revolving Commitments and the extensions of credit made thereunder (the "Revolving Facility"), and (d) each other credit facility that may be added to this Agreement after the date hereof.

                  "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve

Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

                  "Finance Subsidiary": Tenneco Automotive RSA Company and any other Wholly Owned Subsidiary of the Borrower that is formed for the sole purpose of engaging in Permitted Receivables Financings.

                  "First Priority Claims": as defined in the Intercreditor Agreement.

                  "Foreign Subsidiary": any Subsidiary of the Borrower that is not a Domestic Subsidiary.

                  "Funded Debt": as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

                  "Funding Office": the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

                  "GAAP": generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1 and the definition of "Applicable Prepayment Percentage," GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 4.1, provided that, if the Borrower notifies the Administrative Agent within one year after the effectiveness of any applicable Accounting Change (as defined below) that the Borrower requests an amendment to any provision hereof to eliminate the effect of such Accounting Change or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower within one year after the effectiveness of any such Accounting Change that the Administrative Agent requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such Accounting Change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. "Accounting Change" refers to a change after the date hereof in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

                  "Governmental Authority": any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

                  "Granting Bank": as defined in Section 10.6(d).

                  "Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement dated as of November 4, 1999 executed and delivered by the Borrower and each Subsidiary Guarantor pursuant to the Existing Credit Agreement, a copy of which as amended and supplemented to the date hereof is attached hereto as Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or
(2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

                  "Guarantors": the collective reference to the Subsidiary Guarantors and any other Person that guarantees payment of all or a portion of the Obligations.

                  "Hedge Agreements": all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

                  "Immaterial Subsidiary": at any time, any Domestic Subsidiary of the Borrower having total assets (as determined in accordance with GAAP) in an amount of less than 1% of Consolidated Total Assets of the Borrower and its Domestic Subsidiaries; provided, however, that the total assets (as so determined) of all Immaterial Subsidiaries shall not exceed 5% of Consolidated Total Assets of the Borrower and its Domestic Subsidiaries. In the event that total assets of all Immaterial Subsidiaries exceed 5% of Consolidated Total Assets of the Borrower and its Domestic Subsidiaries, the Borrower will designate Domestic Subsidiaries which would otherwise constitute Immaterial Subsidiaries to be excluded as Immaterial Subsidiaries until such 5% threshold is met.

                  "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than any such obligations incurred in the ordinary course of such Person's business maturing less than one (1) year from the creation thereof), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than an operating lease, synthetic lease or similar arrangement), (d) for the purposes of Sections 7.2 and 8(e) only, all indebtedness created or arising under any conditional sale or other title retention agreement (other than an operating lease) with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) for the purposes of Sections 7.2 and 8(e) only, all Capital Lease Obligations of such Person, provided that Capital Lease Obligations of such Person arising from Permitted Sale/Leasebacks shall be Indebtedness for purposes of Section 7.1 and related defined terms therein, (f) for the purposes of Sections 7.2 and 8(e) only, all obligations of such Person, contingent or otherwise, as an account party under acceptances, surety bonds or similar arrangements (other than obligations arising out of endorsements of instruments for deposit or collection in the ordinary course of business), (g) all unpaid reimbursement obligations of such Person in respect of drawings under letters of credit and, for purposes of Sections 7.2 and 8(e) only, the face amount of all letters of credit issued for the account of such Person, (h) for the purposes of Sections 7.2 and 8(e) only, all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through
(f) above, (i) without limitation of the foregoing, all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured
by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, provided that the amount of any such obligation shall be deemed to be the lesser of the face principal amount thereof and the fair market value of the property subject to such Lien and (j) for the purposes of Sections
7.2 and 8(e) only, all obligations of such Person in respect of Hedge
Agreements.

                  "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

                  "Insolvent": pertaining to a condition of Insolvency.

                  "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

                  "Intercreditor Agreement": the Intercreditor Agreement dated as of June 19, 2003 entered into among the collateral agent for the Second Lien Note Holders, the Administrative Agent and the Borrower, a copy of which is attached hereto as Exhibit F, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Interest Payment Date": (a) as to any ABR Loan (other than any Tranche B-1 Loans which are deemed to be ABR Loans in accordance with
Section 2.4(f)), the first Business Day of each January, April, July and October to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan, any Swingline Loan and any Tranche B-1 Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Tranche B-1 Loan (including any Tranche B-1 Loans which are deemed to be ABR Loans in accordance with Section 2.4(f)), the first Business Day of each calendar month to occur while such Tranche B-1 Loan is outstanding.

                  "Interest Period": (a) as to any Eurodollar Loan, (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending two weeks, or one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto, or any other period agreed upon between the Borrower and the Lenders;
(ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                  (A) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                  (B) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date, in the case of the Revolving Facility, beyond the Tranche B Final Maturity Date, in the case of the Tranche B Term Facility, or beyond the Tranche B-1 Final Maturity Date or the Early Maturity Date, as applicable in the case of the Tranche B-1 Facility;

                  (C) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month unless such Interest Period has a duration of less than one month;

                  (D) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan; and

                  (E) the initial Interest Period may be the period beginning on the Closing Date and ending December 31, 2003.

(b) as to any Tranche B-1 Loan, (i) initially, the period commencing on the Closing Date and ending December 31, 2003, and (ii) thereafter, each period commencing on the first day of the next succeeding calendar month and ending on the last day of such next succeeding calendar month, except to the extent otherwise provided in Section 2.4(f).

                  "Investments": as defined in Section 7.8.

                  "Issuing Lender": JPMCB or any other Lender requested by the Borrower and reasonably acceptable to the Administrative Agent which agrees to act as an Issuing Lender hereunder, in its capacity as issuer of any Letter of Credit.

                  "Joint Venture": any Person in which the Borrower and/or its Subsidiaries hold less than a majority of the Capital Stock, and which does not constitute a Subsidiary of the Borrower, whether direct or indirect.

                  "JPMCB": JPMorgan Chase Bank.

                  "L/C Fee Payment Date": in the case of Revolving Letters of Credit, the first Business Day of each January, April, July or October and the last day of the Revolving Commitment Period; and, in the case of the Tranche B-1 Letters of Credit, the first Business Day of each calendar month and the Early Maturity Date or the Tranche B-1 Final Maturity Date as applicable.

                  "L/C Obligations": at any time, an amount equal to the sum of
(a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

                  "L/C Participants": (a) in the case of Revolving Letters of Credit, the collective reference to all the Revolving Lenders other than the Issuing Lender; and (b) in the case of Tranche B-1 Letters of Credit, the collective reference to all the Tranche B-1 Lenders.

                  "Lender Affiliate": (a) with respect to any Lender (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

                  "Lenders": as defined in the preamble hereto.

                  "Letters of Credit": the collective reference to the Revolving Letters of Credit and the Tranche B-1 Letters of Credit.

                  "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

                  "Loan": any loan made by any Lender pursuant to this Agreement.

                  "Loan Documents": this Agreement, the Security Documents, the Intercreditor Agreement and the Notes.

                  "Loan Parties": the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document.

                  "Majority Facility Lenders": with respect to any Facility, the holders (other than Defaulting Lenders) of more than 50% of the aggregate unpaid principal amount of the Tranche B Term Loans (excluding Tranche B Term Loans held by Defaulting Lenders), the Total Revolving Extensions of Credit (excluding Revolving Extensions held by Defaulting Lenders) or the Total Tranche B-1 Extensions of Credit (excluding Tranche B-1 Extensions of Credit held by Defaulting Lenders), as the case may be, outstanding under such Facility or (i) in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders (other than Defaulting Lenders) of more than 50% of the Total Revolving Commitments (excluding Revolving Commitments of Defaulting Lenders) and (ii) in the case of the Tranche B-1 Facility, prior to any termination of the Tranche B-1 Credit Linked Deposits, the holders (other than Defaulting Lenders) of more than 50% of the Total Tranche B-1 Credit Linked Deposit Amount (excluding Tranche B-1 Credit Linked Deposit Amounts of Defaulting Lenders).

                  "Material Adverse Effect": a material adverse effect on (a) the Transaction or (b) the business, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

                  "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

                  "Mortgaged Properties": the real properties subject to the Mortgages designated in Schedule 1.1B and any other real properties required to be mortgaged pursuant to Section 6.10.

                  "Mortgages": each of the mortgages and deeds of trust described in Schedule 1.1B and each other mortgage or deed of trust made on or after the Closing Date by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

                  "Multiemployer Plan": a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                  "Net Cash Proceeds": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection therewith.

                  "Non-Excluded Taxes": as defined in Section 2.21(a).

                  "Non-U.S. Lender": as defined in Section 2.21(d).

                  "Notes": the collective reference to any promissory note evidencing Loans.

                  "Obligations": the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Hedge Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Hedge Agreement entered into with any Lender or any affiliate of any Lender or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

                  "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder (exclusive of any franchise tax or any tax assessment on the overall net income of a recipient) or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

                  "Participant": as defined in Section 10.6(b).

                  "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

                  "Permitted Receivables Financing": (a) any sale by the Borrower or a Domestic Subsidiary of accounts receivable to a Finance Subsidiary intended to be (and which shall be treated for the purposes hereof as) a true sale transaction with customary limited recourse based upon the collectibility of the receivables sold and the corresponding sale or pledge of such accounts receivable (or an interest therein) by the Finance Subsidiary, in each case without any guarantee by the Borrower or any other Subsidiary thereof, provided, however, that (i) the terms, conditions and structure (including the legal and organizational structure of the Finance Subsidiary and the restrictions imposed on its activities) of and the documentation incident to any such transactions entered into after the date hereof must be reasonably acceptable to the Administrative Agent and (b) any sale or financing by any Foreign Subsidiary to or with local buyers or lenders of accounts receivable in the ordinary course of business, in each case without any guarantee by the Borrower or any Domestic Subsidiary. The aggregate principal amount of the proceeds received from parties outside of Borrower's consolidated group and which remains outstanding in all transactions described in the preceding clauses (a) and (b) will not exceed $250,000,000 at any time and from time to time. In addition to receivables and their proceeds, the assets transferred in a Permitted Receivables Financing may include (i) any collateral for transferred receivables (other than any interest in goods the sale of which gave rise to such receivables) and any agreements supporting or securing payment of transferred receivables, (ii) any service contracts or other agreements associated with such receivables and records relating to such receivables, (iii) any bank account or lock box maintained primarily for the purpose of receiving collections of transferred receivables and (iv) proceeds of all of the foregoing.

                  "Permitted Refinancing Indebtedness":

                  (a) with respect to the Senior Subordinated Notes, subordinated Indebtedness of the Borrower which satisfies the following conditions: (i) such Indebtedness (including permitted guarantees thereof described in clause (v) below) is at least as subordinated in right of payment and otherwise to the Obligations and other senior Indebtedness as are the Senior Subordinated Notes, (ii) the principal amount of such Indebtedness is no greater than the principal amount of the Senior Subordinated Notes being refinanced,
(iii) such Indebtedness has no required (scheduled and mandatory) principal payments prior to the date which is six months after the Early Maturity Date (other than pursuant to change of control and asset sale covenants substantially similar to those in the Senior Subordinated Note Indenture), (iv) the material terms of such Indebtedness in the aggregate are at least as favorable to the Borrower and its Subsidiaries as are the Senior Subordinated Notes and guarantees thereof by Subsidiaries (provided, however, that notwithstanding the foregoing, the terms of the interest or dividend rate, yields and redemption prices in respect of such refinancing subordinated Indebtedness need not be as favorable to the Borrower and its Subsidiaries as are the corresponding terms in the Senior Subordinated Notes so long as such terms in the aggregate are in the reasonable judgment of the Borrower at least as favorable to the Borrower and its Subsidiaries as are the corresponding terms of similar securities issued by similarly situated issuers after taking into account the then prevailing market conditions) and (v) if required to be guaranteed, such Indebtedness is guaranteed only by Subsidiaries which have guaranteed payment of the Obligations pursuant to subordination and guarantee provisions at least as favorable to the holders of the Obligations as are those in the Senior Subordinated Note Indenture; and

                  (b) with respect to the Second Lien Notes, Indebtedness of the Borrower which satisfies the following conditions: (i) the intercreditor arrangements with respect to such Indebtedness (including subordination of liens) are at least as favorable to the holders of the Obligations as are set forth in the Intercreditor Agreement with respect to the Second Lien Notes, (ii) the principal amount of such Indebtedness is no greater than the principal amount of the Second Lien Notes being refinanced, (iii) such Indebtedness has no required (scheduled and mandatory) principal payments prior to the date which is six months after the Early Maturity Date (other than pursuant to change of control and asset sale covenants substantially similar to those in the Second Lien Note Indenture), (iv) the material terms of such Indebtedness in the aggregate are at least as favorable to the Borrower and its Subsidiaries as are the Second Lien Notes (provided, however, that notwithstanding the foregoing, the terms of the interest or dividend rate, yields and redemption prices in respect of such Indebtedness need not be as favorable to the Borrower and its Subsidiaries as are the corresponding terms in the Second Lien Notes so long as such terms in the aggregate are in the reasonable judgment of the Borrower at least as favorable to the Borrower and its Subsidiaries as are the corresponding terms of similar securities issued by similarly situated issuers after taking into account the then prevailing market conditions) and (v) if required to be guaranteed, such Indebtedness is guaranteed only by Subsidiaries which have guaranteed payment of the Obligations pursuant to guarantee provisions at least as favorable to the holders of the Obligations as are those in the Second Lien
Note Indenture.

                  "Permitted Sale/Leasebacks": as defined in Section 7.11.

                  "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                  "Plan": at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                  "Pricing Grid": the pricing grid attached hereto as Annex A.

                  "Pro Forma Balance Sheet": as defined in Section 4.1(a).

                  "Properties": as defined in Section 4.17(a).

                  "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.

                  "Refunded Swingline Loans": as defined in Section 2.9.

                  "Register": as defined in Section 10.6(e).

                  "Regulation U": Regulation U of the Board as in effect from time to time.

                  "Reimbursement Obligation": the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

                  "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Tranche B Term Loans or reduce the Total Tranche B-1 Credit Linked Deposit Amount pursuant to Section 2.13(b) as a result of the delivery of a Reinvestment Notice.

                  "Reinvestment Event": any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice and for which the Borrower or a Subsidiary has received the Net Cash Proceeds.

                  "Reinvestment Notice": a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in its business.

                  "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Borrower's business.

                  "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the date occurring 12 months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to acquire assets useful in the Borrower's business with all or any portion of the relevant Reinvestment Deferred Amount.

                  "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

                  "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. Section 4043.

                  "Required Lenders": at any time, the holders (other than Defaulting Lenders) of more than 50% of (a) until the Closing Date, the Commitments (excluding Commitments of Defaulting Lenders) then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Tranche B Term Loans (excluding Tranche B Term Loans held by Defaulting Lenders) then outstanding, (ii) the Total Revolving Commitments (excluding Revolving Commitments of Defaulting Lenders) then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit (excluding Revolving Extensions of Credit held by Defaulting Lenders) then outstanding and (iii) the Total Tranche B-1 Credit Linked Deposit Amount (excluding the Tranche B-1 Credit Linked Deposit Amounts of Defaulting Lenders) then in effect or, if the Total Tranche B-1 Credit Linked

Deposit Amount has been terminated, the Total Tranche B-1 Extensions of Credit (excluding Tranche B-1 Extensions of Credit held by Defaulting Lenders) then outstanding thereunder.

                  "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "Responsible Officer": the chief executive officer, president or chief financial officer of the Borrower or any other applicable Loan Party, but in any event, with respect to financial matters, the chief financial officer, Treasurer and Controller of the Borrower or such Loan Party, as the case may be.

                  "Restricted Payments": as defined in Section 7.6.

                  "Revolving Commitment": as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Revolving Commitment" opposite such Lender's name on Schedule 1.1A or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The initial amount of the Total Revolving Commitments is $220,000,000.

                  "Revolving Commitment Period": the period from and including the Closing Date to the Revolving Termination Date.

                  "Revolving Extensions of Credit": as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender's Revolving Percentage of the L/C Obligations then outstanding under the Revolving Facility and (c) such Lender's Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

                  "Revolving Lender": each Lender that has a Revolving Commitment or that holds Revolving Loans.

                  "Revolving Letters of Credit": Letters of Credit issued and deemed to be issued under the Revolving Facility.

                  "Revolving Loans": as defined in Section 2.6(a).

                  "Revolving Percentage": as to any Revolving Lender at any time, the percentage which such Lender's Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).

                  "Revolving Termination Date": the date which is the fifth anniversary of the Closing Date.

                  "SEC": the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

                  "Second Lien Note Holders": holders of the Second Lien Notes from time to time.

                  "Second Lien Note Indenture": the Indenture dated as of June 19, 2003, entered into by the Borrower and certain of its Subsidiaries and the trustee named therein in connection with the issuance of the Second Lien Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.15.

                  "Second Lien Notes": the Borrower's 10 1/4% Senior Secured Notes due 2013 issued in one or more series pursuant to the Second Lien Note Indenture.

                  "Second Priority Claims": as defined in the Intercreditor Agreement.

                  "Second Priority Collateral Documents": as defined in the Intercreditor Agreement.

                  "Security Documents": the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

                  "Senior Subordinated Note Indenture": the Indenture dated as of November 1, 1999 by the Borrower and certain of its Subsidiaries and the trustee named therein pursuant to which the Senior Subordinated Notes were issued, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with
Section 7.9.

                  "Senior Subordinated Notes": the Borrower's 11 5/8% Senior Subordinated Notes due October 2009 issued pursuant to the Senior Subordinated
Note Indenture.

                  "Single Employer Plan": any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

                  "Solvent": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim," and (ii) "claim" means any
(x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

                  "SPC": as defined in Section 10.6(d).

                  "Specified Change of Control": a "Change of Control" as defined in the Senior Subordinated Note Indenture or the Second Lien Note Indenture.

                  "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified (i) all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower and (ii) each Finance Subsidiary shall be deemed not to be a Subsidiary of the Borrower.

                  "Subsidiary Guarantor": each Subsidiary of the Borrower other than any Excluded Subsidiary.

                  "Swingline Commitment": the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.8 in an aggregate principal amount at any one time outstanding not to exceed $50,000,000.

                  "Swingline Lender": JPMCB, in its capacity as the lender of Swingline Loans.

                  "Swingline Loans": as defined in Section 2.8.

                  "Swingline Participation Amount": as defined in Section 2.9.

                  "Syndication Agent": as defined in the preamble hereto.

                  "Total Revolving Commitments": at any time, the aggregate amount of the Revolving Commitments then in effect. The Total Revolving Commitments may be increased or reduced from time to time pursuant to Sections 2.6(c) and 2.11(a), respectively.

                  "Total Revolving Extensions of Credit": at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

                  "Total Tranche B-1 Credit Linked Deposit Amount": at any time, the sum of all the Tranche B-1 Credit Linked Deposit Amounts at such time. The initial amount of the Total Tranche B-1 Credit Linked Deposit Amount is $180,000,000.

                  "Total Tranche B-1 Extensions of Credit": at any time, the aggregate amount of the Tranche B-1 Extensions of Credit of the Tranche B-1 Lenders at such time.

                  "Tranche B Final Maturity Date": the date which is the seventh anniversary of the Closing Date.

                  "Tranche B Term Lender": each Lender that holds a Tranche B Term Loan.

                  "Tranche B Term Loan": as defined in Section 2.1. The initial aggregate amount of the Tranche B Term Loans is $400,000,000, and on the Closing Date, each Tranche B Term Lender will hold Tranche B Term Loans in an aggregate amount equal to the amount set forth opposite its name on Schedule 1.1A, or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to this Agreement.

                  "Tranche B Term Percentage": as to any Tranche B Term Lender at any time, the percentage which the aggregate principal amount of such Lender's Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of all of the Tranche B Term Loans then outstanding.

                  "Tranche B-1 ABR Conversion Period": any period beginning on the last day of the then current Interest Period for Tranche B-1 Loans following any date on which a Tranche B-1 Conversion Notice is delivered to the Borrower and ending on first day of the calendar month following the date that such notice is withdrawn or an Event of Default no longer exists.

                  "Tranche B-1 ABR Conversion Notice": a notice delivered by the Administrative Agent, acting at the request of the Majority Facility Lenders in respect of the Tranche B-1 Facility, during the continuation of an Event of Default stating that the Tranche B-1 Loans shall become ABR Loans on the last day of the then current Interest Period for Tranche B-1 Loans.

                  "Tranche B-1 Actual Return Rate": as defined in Section
2.4(h).

                  "Tranche B-1 Borrowing": the making of any Tranche B-1 Loan or the issuance of any Tranche B-1 Letter of Credit.

                  "Tranche B-1 Credit Linked Account": with respect to each Tranche B-1 Lender, the account established by the Administrative Agent at JPMCB in the name of such Tranche B-1 Lender pursuant to Section 2.4(a).

                  "Tranche B-1 Credit Linked Deposit": with respect to each Tranche B-1 Lender at any time, amounts actually on deposit in its Tranche B-1 Credit Linked Account at such time.

                  "Tranche B-1 Credit Linked Deposit Amount": with respect to each Tranche B-1 Lender, an amount equal to the amount set forth opposite its name on Schedule 1.1A, or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to this Agreement. For the avoidance of doubt, the Tranche B-1 Credit Linked Deposit Amount of each Tranche B-1 Lender shall not be reduced by the making of any Tranche B-1 Loans or reimbursement of drawings under Tranche B-1 Letters of Credit as a result of the withdrawal of any amounts then on deposit in such B-1 Lender's Tranche B-1 Credit Linked Account.

                  "Tranche B-1 Deposit Return Date": the date that the Tranche B-1 Credit Linked Accounts are closed pursuant to Section 2.4(c)(vi).

                  "Tranche B-1 Eurodollar Rate": as defined in Section 2.4(h).

                  "Tranche B-1 Extensions of Credit": as to any Tranche B-1 Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Tranche B-1 Loans held by such Lender then outstanding and (b) such Lender's Tranche B-1 Percentage of the L/C Obligations then outstanding under the Tranche B-1 Facility.

                  "Tranche B-1 Final Maturity Date": the date which is the seventh anniversary of the Closing Date.

                  "Tranche B-1 Fixed Return Rate": as defined as set forth in
Section 2.4(h).

                  "Tranche B-1 Lender": any financial institution or other investor that has a corresponding Tranche B-1 Credit Linked Deposit Amount hereunder.

                  "Tranche B-1 Letter of Credit": Letters of Credit issued and deemed to be issued under the Tranche B-1 Facility.

                  "Tranche B-1 Letter of Credit Outstandings": at any time, the sum of (i) the aggregate undrawn stated amount of all Tranche B-1 Letters of Credit issued then outstanding plus (ii) all outstanding Reimbursement Obligations under Tranche B-1 Letters of Credit, in each case at such time.

                  "Tranche B-1 Loan": as defined as set forth in Section 2.5(a). Tranche B-1 Loans may be ABR Loans to the extent provided in Section 2.4(f).

                  "Tranche B-1 Outstanding Exposure": at any time, the then outstanding aggregate principal amount of the Tranche B-1 Loans plus the then Tranche B-1 Letter of Credit Outstandings.

                  "Tranche B-1 Percentage": as to any Tranche B-1 Lender at any time that (a) any Tranche B-1 Extensions of Credit are outstanding, the percentage which the aggregate principal amount of such Lender's Tranche B-1 Extensions of Credit then outstanding constitute of the aggregate principal amount of all of the Tranche B-1 Extensions of Credit then outstanding or (b) no Tranche B-1 Extensions of Credit are outstanding, the percentage which such Lender's Tranche B-1 Credit Linked Deposit Amount constitutes of the Total Tranche B-1 Credit Linked Deposit Amount.

                  "Tranche B-1 Settlement Date": the earliest to occur of (i) the Tranche B-1 Final Maturity Date, (ii) the Early Maturity Date and (iii) the date of an acceleration of payment of all Obligations relating to the Tranche B-1 Facility pursuant to Section 8.

                  "Transaction": the collective reference to (i) the issuance of the Second Lien Notes on the Closing Date and the application of the proceeds thereof and (ii) the entering into, and creating security interests in Collateral under, the Loan Documents and the use of the proceeds of the Loans in connection with the amendment and restatement of the Existing Credit Agreement pursuant hereto.

                  "Transferee": any Assignee or Participant.

                  "Type": as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

                  "United States": the United States of America.

                  "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

                  "Wholly Owned Subsidiary Guarantor": any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

                  1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

                  (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower and its Subsidiaries not defined in
Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," (iii) the word "incur" shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words "incurred" and "incurrence" shall have correlative meanings), and (iv) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

                  (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                  (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                   SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

                  2.1 Tranche B Term Loans. Subject to the terms and conditions hereof, each Tranche B Term Lender severally agrees to hold a term loan (a "Tranche B Term Loan") to the Borrower on the Closing Date in the amount set forth under the heading "Tranche B Term Loan" opposite such Tranche B Term Lender's name on Schedule 1.1A. The Tranche B Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.14. The Tranche B Term Loans constitute obligations outstanding under the Existing Credit Agreement, as amended, restated, reallocated and redesignated pursuant hereto.

                  2.2 Procedure for Tranche B Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 a.m., New York City time, one Business Day prior to the anticipated Closing Date in the case of ABR Loans or three Business Days prior to the anticipated Closing Date in the case of Eurodollar Loans) requesting that the Tranche B Term Lenders make the Tranche B Term Loans on the Closing Date.

                  2.3 Repayment of Tranche B Term Loans. The Tranche B Term Loan of each Tranche B Term Lender shall be payable in 28 consecutive quarterly installments, commencing on March 31, 2004, each of which shall be in an amount equal to such Lender's Tranche B Term Percentage multiplied by the amount set forth below opposite such installment:

    Installment                   Amount                      Installment                       Amount
    -----------                   ------                      -----------                       ------
March 31, 2004                  $1,000,000           March 31, 2008                          $ 1,000,000
June 30, 2004                   $1,000,000           June 30, 2008                           $ 1,000,000
September 30, 2004              $1,000,000           September 30, 2008                      $ 1,000,000
December 31, 2004               $1,000,000           December 31, 2008                       $ 1,000,000

March 31, 2005                  $1,000,000           March 31, 2009                          $ 1,000,000
June 30, 2005                   $1,000,000           June 30, 2009                           $ 1,000,000
September 30, 2005              $1,000,000           September 30, 2009                      $ 1,000,000
December 31, 2005               $1,000,000           December 31, 2009                       $ 1,000,000

March 31, 2006                  $1,000,000           March 31, 2010                          $94,000,000
June 30, 2006                   $1,000,000           June 30, 2010                           $94,000,000
September 30, 2006              $1,000,000           September 30, 2010                      $94,000,000
December 31, 2006               $1,000,000           Tranche B Final Maturity Date           $94,000,000

March 31, 2007                  $1,000,000
June 30, 2007                   $1,000,000

                                                                              29

    Installment                   Amount                      Installment                       Amount
    -----------                   ------                      -----------                       ------
September 30, 2007              $1,000,000
December 31, 2007               $1,000,000

                  2.4 Tranche B-1 Credit Linked Accounts. (a) Establishment of Tranche B-1 Credit Linked Accounts. On or prior to the Closing Date, the Administrative Agent shall establish a Tranche B-1 Credit Linked Account at JPMCB in the name of each Tranche B-1 Lender. The Administrative Agent shall establish additional Tranche B-1 Credit Linked Accounts at JPMCB (subject to
Section 9.9) at such times and in the names of such assignee Tranche B-1 Lenders as shall be required pursuant to Section 10.6(c). Amounts on deposit in each Tranche B-1 Credit Linked Account shall be invested, or caused to be invested, by the Administrative Agent as set forth in subsection (d) below, and no Person (other than the Administrative Agent or any of its sub-agents) shall have the right to make any withdrawals from any Tranche B-1 Credit Linked Account or exercise any other right or power with respect thereto, except as expressly provided in subsection (c) below or Section 9.9 or 10.6(c). Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that no amount on deposit at any time in any Tranche B-1 Credit Linked Account shall be the property of any Loan Party, shall constitute "Collateral" under the Loan Documents, or shall otherwise be available in any manner to satisfy any Obligation of any Loan Party under the Loan Documents. The sole funding obligation of each Tranche B-1 Lender in respect of the Tranche B-1 Facility shall be satisfied upon the funding of its Tranche B-1 Credit Linked Deposit Amount.

                  (b) Deposits in Tranche B-1 Credit Linked Accounts. The following amounts will be deposited in each Tranche B-1 Credit Linked Account at the following times:

                  (i) on the Closing Date, each Tranche B-1 Lender shall deposit in its Tranche B-1 Credit Linked Account an amount in Dollars equal to such Tranche B-1 Lender's Tranche B-1 Credit Linked Deposit Amount. All funding obligations with respect to any Tranche B-1 Loan and all obligations to repay the Issuing Lender with respect to any draw paid by it under any Tranche B-1 Letter of Credit and not reimbursed by the Borrower, in the case of each Tranche B-1 Lender, shall be satisfied upon such Tranche B-1 Lender's making such deposit in its Tranche B-1 Credit Linked Account;

                  (ii) on any date on which the Administrative Agent receives any payment for the account of any Tranche B-1 Lender with respect to the principal amount of any of its Tranche B-1 Loans (whether pursuant to Section 2.11, 2.12 or 2.13 or Section 8 or otherwise) prior to the Tranche B-1 Deposit Return Date, the Administrative Agent shall deposit such amount in the Tranche B-1 Credit Linked Account of such Tranche B-1 Lender;

                  (iii) on any date on which the Administrative Agent or the Issuing Lender receives any reimbursement payment from the Borrower with respect to amounts withdrawn from any Tranche B-1 Credit Linked Account to reimburse any Issuing Lender with respect to any payment made by it under any Tranche B-1 Letter of Credit prior to the Tranche B-1 Deposit Return Date, the Administrative Agent or the Issuing

         Lender shall deposit in each Tranche B-1 Credit Linked Account the portion of such reimbursement payment to be deposited therein, in accordance with Section 3.4(a); and

                  (iv) concurrently with the effectiveness of any assignment by any Tranche B-1 Lender of all or any portion of its Tranche B-1 Credit Linked Deposit Amount, the Administrative Agent shall transfer into the Tranche B-1 Credit Linked Account of the assignee Tranche B-1 Lender the corresponding portion of the amount on deposit in the assignor's Tranche B-1 Credit Linked Account, in accordance with Section 10.6(c).

                  (c) Withdrawals from and Closing of Tranche B-1 Credit Linked Accounts. Amounts on deposit in each Tranche B-1 Credit Linked Account shall be withdrawn and distributed (or transferred, in the case of clause (iv) below) as follows:

                  (i) on the date of any Tranche B-1 Borrowing of Tranche B-1 Loans, subject to satisfaction of the conditions applicable thereto set forth in Section 5, the Administrative Agent shall withdraw from each Tranche B-1 Credit Linked Account an amount equal to the relevant Tranche B-1 Lender's Tranche B-1 Percentage of such Tranche B-1 Borrowing, and make such amount available to the Borrower, as contemplated by Section 2.5(b) and in accordance with Section 2.7;

                  (ii) on any date on which any Issuing Lender is to be reimbursed by the Tranche B-1 Lenders for any payment made by such Issuing Lender with respect to a Tranche B-1 Letter of Credit, the Administrative Agent shall withdraw from each Tranche B-1 Credit Linked Account an amount equal to the relevant Tranche B-1 Lender's Tranche B-1 Percentage of such unreimbursed payment, and make such amount available to the Issuing Lender, in accordance with Section 3.4(a) and the amount so withdrawn shall be deemed to be a Tranche B-1 Loan made on such date;

                  (iii) concurrently with each optional or mandatory reduction or termination of the Total Tranche B-1 Credit Linked Deposit Amount pursuant to Section 2.11, 2.12 or 2.13, as the case may be, the Administrative Agent shall withdraw from each Tranche B-1 Credit Linked Account, and pay to the relevant Tranche B-1 Lender, an amount equal to such Tranche B-1 Lender's Tranche B-1 Percentage of the amount of the optional or mandatory reduction of the Total Tranche B-1 Credit Linked Deposit Amount, in accordance with the applicable Section;

                  (iv) concurrently with the effectiveness of any assignment by any Tranche B-1 Lender of all or any portion of its Tranche B-1 Credit Linked Deposit Amount, the corresponding portion of the amount on deposit in the assignor's Tranche B-1 Credit Linked Account shall be transferred from the assignor's Tranche B-1 Credit Linked Account to the assignee's Tranche B-1 Credit Linked Account, in accordance with
         Section 10.6(c) and, if required by Section 10.6(c), the Administrative Agent shall close such assignor's Tranche B-1 Credit Linked Account;

                  (v) promptly following the occurrence of a Tranche B-1 Settlement Date, the Administrative Agent shall withdraw from each Tranche B-1 Credit Linked Account an amount equal to the applicable Tranche B-1 Lender's Tranche B-1 Percentage of the amount by which aggregate amounts then on deposit in the Tranche B-1 Credit Linked Accounts exceed the Tranche B-1 Letter of Credit Outstandings and pay such amount to such Tranche B-1 Lender; and

                  (vi) upon the reduction of the Total Tranche B-1 Credit Linked Deposit Amount to $0 and the expiration or cancellation of all outstanding Tranche B-1 Letters of Credit, the Administrative Agent shall withdraw from each Tranche B-1 Credit Linked Account, and pay to the relevant Tranche B-1 Lender, the aggregate amount then on deposit therein, and shall close each such Tranche B-1 Credit Linked Account.

                  (d) Investment of Amounts in Tranche B-1 Credit Linked Accounts. The Administrative Agent shall invest, or cause to be invested, the amount on deposit in the Tranche B-1 Credit Linked Account of each Tranche B-1 Lender so as to earn for the account of such Tranche B-1 Lender a return thereon on each day at a rate per annum equal to (i) the one month LIBOR rate as determined by the Administrative Agent on such day (or if such day was not a Business Day, the first Business Day immediately preceding such day) based on rates for deposits in Dollars (as set forth by Bloomberg L.P.-page BTMM or any other comparable publicly available service as may be selected by the Administrative Agent) (the "Benchmark LIBOR Rate") minus (ii) 0.10% (based on a 365 or 366 day year, as the case may be). The Benchmark LIBOR Rate will be reset on each Business Day. Such return will be paid by the Administrative Agent to each Tranche B-1 Lender for any calendar month (or portion thereof) monthly in arrears on the first Business Day of the following calendar month and the Early Maturity Date or the Tranche B-1 Final Maturity Date, as applicable, as well as the Tranche B-1 Deposit Return Date. No Loan Party shall have any obligation under or in respect of the provisions of this Section 2.4(d).

                  (e) Tranche B-1 Fixed Return Rate Fee. The Borrower shall pay a fee to the Administrative Agent, for the account of each Tranche B-1 Lender, monthly in arrears for each calendar month (or portion thereof), an amount equal to the excess of (i) the Tranche B-1 Fixed Return Rate over (ii) the Tranche B-1 Actual Return Rate, in each case with respect to such Tranche B-1 Lender for such calendar month (or portion thereof) (but only if such amount constituting the difference between the amounts provided for in items (i) and (ii) above is greater than $0). Each such amount for any calendar month (or portion thereof) will be paid by the Borrower to the Administrative Agent, for the account of each Tranche B-1 Lender, on the first Business Day of the following calendar month, on the Tranche B-1 Settlement Date and on the Tranche B-1 Deposit Return Date. Notwithstanding anything to the contrary in this Agreement (except as set forth below in the last sentence of this paragraph (e)), the sum (the "Accrued Interest and Fees") of (i) the aggregate amount of interest payments due to such Tranche B-1 Lender by the Borrower pursuant to Section 2.16(b), (c) and (d) and
(ii) the aggregate amount of letter of credit fees due to such Tranche B-1 Lender by the Borrower pursuant to Section 3.3(a), in each case with respect to such monthly period (or portion thereof), shall not exceed the excess (the "Actual Fee Amount") of (A) the Tranche B-1 Fixed Return Rate for such monthly period (or portion thereof) with respect to such Tranche B-1 Lender over (B) the aggregate amount of return due to such Tranche B-1 Lender from the Administrative Agent pursuant to Section 2.4(d) for such monthly period (or portion thereof), and to the extent the Accrued Interest and Fees exceeds the Actual Fee Amount, the aggregate amount of such interest and letter of credit fees shall be deemed to have been reduced ratably. The limitation and reduction set forth in the preceding sentence shall not apply to the extent that the Accrued Interest and Fees with respect to such monthly period (or portion thereof) that are due to any Tranche B-1 Lender exceeds the Actual Fee Amount of such Tranche B-1 Lender as a result of interest accrued and due to such Tranche B-1 Lender pursuant to
Section 2.16(b) as a result of the conversion of Tranche B-1 Loans to ABR Loans during a Tranche B-1 ABR Conversion Period and/or Section 2.16(d).

                  (f) Tranche B-1 Loans During Tranche B-1 ABR Conversion Period. Notwithstanding any other provisions of this Agreement, Tranche B-1 Loans shall be deemed to be ABR Loans during any Tranche B-1 ABR Conversion Period. Interest on such ABR Loans shall be payable on the Interest Payment Dates described in clause (e) of the definition thereof.

                  (g) Sub-agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers contemplated by this
Section 2.4 by or through one or more sub-agents appointed by it (which may include any of its Affiliates), and any such sub-agent shall be entitled to the benefit of all the provisions of Article 9 of this Agreement (including Section 9.7). The parties hereto acknowledge that on or prior to the Closing Date the Administrative Agent has engaged JPMorgan Chase Institutional Services to act as its sub-agent for purposes of this Section 2.4, and that in such capacity JPMorgan Chase Institutional Services shall be entitled to the benefit of all the provisions of Article 9 of this Agreement (including Section 9.7).

                  (h) Definitions. For purposes of this Section 2.4 (or in the case of any other provision of this Agreement that refers to any of the following terms), the following defined terms shall have the following meanings:

                  "Tranche B-1 Actual Return Rate": for any calendar month (or portion thereof) referred to in subsection (e) above with respect to which the Tranche B-1 Actual Return Rate is determined, with respect to any Tranche B-1 Lender, an amount equal to (i) the aggregate amount of return due to such Tranche B-1 Lender from the Administrative Agent pursuant to Section 2.4(d) plus
(ii) the aggregate amount of interest payments received by such Tranche B-1 Lender from the Borrower pursuant to Section 2.16 plus (iii) the aggregate amount of letter of credit fees received by such Tranche B-1 Lender from the Borrower pursuant to Section 3.3(a), in each case with respect to such calendar month (or portion thereof).

                  "Tranche B-1 Eurodollar Rate": for any calendar month (or portion thereof) referred to in subsection (e) above with respect to which the Tranche B-1 Eurodollar Rate is determined, the Eurodollar Rate for an Interest Period of one month (or for the period beginning on the Closing Date to December 31, 2003, for an Interest Period of one month beginning December 1, 2003) commencing on the first day of such calendar month (or the Closing Date) as determined by the Administrative Agent.

                  "Tranche B-1 Fixed Return Rate": for any calendar month (or portion thereof) referred to in subsection (e) above with respect to which the Tranche B-1 Fixed Return Rate is determined, with respect to any Tranche B-1 Lender, an amount equal to the interest that would have accrued on the Tranche B-1 Credit Linked Deposit Amount (irrespective of the amount then on deposit in such Tranche B-1 Lender's Tranche B-1 Credit Linked Account) of such Tranche B-1 Lender during such monthly period (or portion thereof) if such interest were calculated at a rate per annum equal to (i) the Tranche B-1 Eurodollar Rate plus
(ii) a rate per annum equal to
the Applicable Margin for Tranche B-1 Loans (on the basis of the actual number of days elapsed over a year of 360 days).

                  (i) Losses. Notwithstanding anything to the contrary in this Agreement, the Borrower shall not be liable for any losses due to or misappropriation of any (i) return due to the Administrative Agent's failure to achieve the return thereon pursuant to Section 2.4(d) or to pay all or any portion of such return to any Tranche B-1 Lender or (ii) Tranche B-1 Deposit (it being understood and agreed for greater certainty that this provision shall not limit any obligation of the Borrower hereunder to repay any Tranche B-1 Loan).

                  2.5 Making of Tranche B-1 Loans. (a) Upon the terms and subject to the conditions herein set forth (including the provisions of Section
5), each Tranche B-1 Lender, severally and not jointly with the other Tranche B-1 Lenders, agrees to make loans (each a "Tranche B-1 Loan" and collectively, the "Tranche B-1 Loans") to the Borrower at any time and from time to time during the period commencing on the date hereof and ending on the Tranche B-1 Final Maturity Date; provided that, after giving effect to any such Tranche B-1 Loan (i) the aggregate outstanding principal amount of Tranche B-1 Loans of such Tranche B-1 Lender plus such Tranche B-1 Lender's Tranche B-1 Percentage of the Tranche B-1 Letter of Credit Outstandings does not exceed such Tranche B-1 Lender's Tranche B-1 Credit Linked Deposit Amount, and (ii) the Tranche B-1 Outstanding Exposure does not exceed the Total Tranche B-1 Credit Linked Deposit Amount. Tranche B-1 Loans made pursuant to this subsection (a) or deemed to have been made pursuant to Section 2.4(c)(ii) may be repaid and reborrowed in accordance with the provisions of this Agreement.

                  (b) Each Tranche B-1 Loan shall be funded by the Tranche B-1 Lenders pro rata in accordance with their respective Tranche B-1 Percentages, solely from amounts on deposit in their respective Tranche B-1 Credit Linked Accounts.

                  (c) The Borrower shall repay all outstanding Tranche B-1 Loans on the Tranche B-1 Final Maturity Date.

                  2.6 Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans ("Revolving Loans") to the Borrower from time to time at the Borrower's request during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Revolving Percentage of the sum of (i) the L/C Obligations with respect to Revolving Letters of Credit then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding does not exceed the amount of such Lender's Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.7 and 2.14.

                  (b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

                  (c) The Borrower may elect to accept an increase in the Revolving Commitments after the Closing Date in an aggregate principal amount of up to $55,000,000; and the Revolving Commitments shall be so increased; provided, however, that in no event shall the aggregate amount of the Revolving Commitments exceed $275,000,000. No increase in the Revolving Commitments shall become effective until (i) the existing or new Revolving Lender (which, if not an existing Revolving Lender, shall be reasonably satisfactory to the Administrative Agent and the Issuing Lender) extending such incremental commitment amount and the Borrower shall have executed and delivered to the Administrative Agent an agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which such Revolving Lender states its commitment amount in respect thereof and agrees to assume and accept the obligations and rights of a Revolving Lender hereunder and (ii) the Borrower has provided the Administrative Agent with such related Notes, certificates and opinions as the Administrative Agent may reasonably request. In conjunction with such increase, the Revolving Lenders (new or existing) shall accept (and the existing Revolving Lenders shall make) an assignment at par of an interest in the Revolving Loans and the Revolving Letters of Credit outstanding at the time of such increase in Revolving Commitments such that, after giving effect thereto, all Revolving Loans and Revolving Letters of Credit are held by the Revolving Lenders on a pro-rata basis. Appropriate adjustments shall be made in payments of interest, commitment fees, letters of credit commissions and similar amounts to reflect the dates of any such increases in Revolving Commitments and extensions of credit thereunder and corresponding re-allocations among the Revolving Lenders. Notwithstanding anything to the contrary in Section 10.1, this Agreement and the other Loan Documents may be amended from time to time with the written consent of only the Majority Facility Lenders (including the new Revolving Lenders) in respect of the Revolving Facility, the Issuing Lender, the Administrative Agent and the Borrower to the extent necessary to implement the provisions of this paragraph (including to reflect such increased Revolving Commitments and the initial funding thereof).

                  2.7 Procedure for Revolving Loan Borrowing and Tranche B-1 Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day prior to the Revolving Termination Date and may borrow Tranche B-1 Loans pursuant to Section 2.5 on any Business Day prior to the earlier to occur of (i) the Tranche B-1 Settlement Date and (ii) the Tranche B-1 Deposit Return Date, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (a) prior to 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) prior to 12:00 Noon, New York City time one Business Day prior to the requested Borrowing Date (or, if same day borrowing is requested, prior to 10:00 a.m., New York City time , on the requested Borrowing
Date), in the case of ABR Loans and Tranche B-1 Loans), specifying (i) the amount and, in the case of Revolving Loans, the Type of Loans to be borrowed,
(ii) whether such Loans are to be Revolving Loans or Tranche B-1 Loans, (iii) the requested Borrowing Date and (iv) in the case of Eurodollar Loans, the respective amounts of such Type of Loan and the respective lengths of the initial Interest Period therefor. Each such borrowing shall be in an amount equal to (x) in the case of ABR Loans and Tranche B-1 Loans, $1,000,000 or a whole multiple thereof in the case of ABR Loans or a whole multiple of $100,000 in the case of Tranche B-1 Loans (or, if the then aggregate Available Revolving Commitments or if the aggregate amount on deposit in the Tranche B-1 Credit Linked Accounts, as the case may be, is less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender and the Issuing Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to
Section 2.9 and clause (ii) of the proviso of Section 3.5, respectively. Upon receipt of any such notice of borrowing under the Revolving Facility from the Borrower, the Administrative Agent shall promptly notify each Lender under the Revolving Facility thereof. In the case of a borrowing under the Revolving Facility, each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower or requested by the Swingline Lender or an Issuing Lender on behalf of the Borrower in funds immediately available to the Administrative Agent. In the case of a borrowing under the Tranche B-1 Facility, each Tranche B-1 Lender hereby irrevocably authorizes the Administrative Agent to make available to the Borrower an amount on deposit in such Tranche B-1 Lender's Tranche B-1 Credit Linked Account equal to such Tranche B-1 Lender's Tranche B-1 Percentage of such Tranche B-1 Loan borrowing (it being understood that the funding obligations of each Tranche B-1 Lender with respect to such borrowing shall be required to be satisfied solely by making such amount available in its Tranche B-1 Credit Linked Account, and the Borrower shall have no other recourse against such Tranche B-1 Lender with respect to the satisfaction of such funding obligation). Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent or, if applicable, made available from the Tranche B-1 Credit Linked Accounts and in like funds as made available.

                  2.8 Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans ("Swingline Loans") to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender's other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

                  (b) The Borrower shall repay all outstanding Swingline Loans on the Revolving Termination Date.

                  2.9 Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 p.m., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and

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                                                                              36

(ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 p.m., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

                  (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day's notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender's Revolving Percentage of the aggregate amount of the Swingline Loans (the "Refunded Swingline Loans") outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 a.m., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower's accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

                  (c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.9(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.9(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.9(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the "Swingline Participation Amount") equal to (i) such Revolving Lender's Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

                  (d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender's Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender's pro rata portion of such payment if such payment is not sufficient to pay the principal

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                                                                              37

of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

                  (e) Each Revolving Lender's obligation to make the Loans referred to in Section 2.9(b) and to purchase participating interests pursuant to Section 2.9(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever;
(ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

                  2.10 Commitment Fees, Prepayment Premiums, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the first Business Day of each January, April, July and October and on the Revolving Termination Date, commencing on the first of such dates to occur after the Closing Date.

                  (b) Optional prepayments of the Tranche B Term Loans and optional reductions of the Total Tranche B-1 Credit Linked Deposit Amount effected on or prior to the first anniversary of the Closing Date with the proceeds of a substantially concurrent issuance or incurrence of Indebtedness in connection with refinancing of all or any portion of the Tranche B Term Loans or the Tranche B-1 Credit Linked Deposit Amounts shall be accompanied by a prepayment fee equal to 1.0% of the aggregate amount of any such prepayment or reduction, payable on the date of any such prepayment or reduction.

                  (c) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

                  2.11 Termination or Reduction of Revolving Commitments and Total Tranche B-1 Credit Linked Deposit Amount. (a) The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such partial reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

                  (b) The Borrower may at any time or from time to time direct the Administrative Agent to reduce the Total Tranche B-1 Credit Linked Deposit Amount; provided that each partial reduction of the Total Tranche B-1 Credit Linked Deposit Amount shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided, further, that no such reduction shall be permitted if, after giving effect to such reduction, the aggregate Tranche B-1 Extensions of Credit would exceed the Total Tranche B-1 Credit Linked Deposit Amount. In the event the Total Tranche B-1 Credit Linked Deposit Amount shall be reduced as provided in the preceding sentence, the Administrative Agent will return all amounts in the Tranche B-1 Credit Linked Deposit Accounts in excess of the reduced Total Tranche B-1 Credit Linked Deposit Amount to the Tranche B-1 Lenders, ratably in accordance with their Tranche B-1 Percentages. Reductions in the Total Tranche B-1 Credit Linked Deposit Amount pursuant to this Section 2.11 shall be accompanied by prepayment premiums to the extent required by Section 2.10(b).

                  2.12 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as set forth below), upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and on the same Business Day in the case of ABR Loans and Tranche B-1 Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or Tranche B-1 Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.22. Upon receipt of any such notice in respect of Eurodollar Loans or ABR Loans the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans, ABR Loans, Tranche B-1 Loans and Swingline Loans) accrued interest to such date on the amount prepaid and any prepayment premium to the extent required by Section 2.10(b). Partial prepayments of Tranche B Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof, and partial prepayments of Tranche B-1 Loans shall be in an aggregate amount of $100,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Any optional prepayments of the Tranche B Term Loans shall be applied to the remaining installments thereof in the direct order of maturity.

                  2.13 Mandatory Prepayments and Total Tranche B-1 Credit Linked Deposit Amount Reductions. (a) If any Capital Stock or Indebtedness shall be issued or incurred by the Borrower or any of its Subsidiaries after the Closing Date (excluding (A) any Capital Stock issued by the Borrower in connection with employee compensation arrangements and Capital Stock issued to refinance the Senior Subordinated Notes or the Second Lien Notes to the extent permitted by Sections 7.9 and 7.15, respectively, and (B) any Indebtedness incurred in accordance with Section 7.2), an amount equal to the Applicable Prepayment Percentage of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence first, toward the prepayment of the Tranche B Term Loans and second, to the permanent reduction of the Total Tranche B-1 Credit Linked Deposit Amount as set forth in Section 2.13(d).

                  (b) If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be

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                                                                              39

delivered in respect thereof, the Applicable Prepayment Percentage of such Net Cash Proceeds shall be applied on such date toward first, the prepayment of the Tranche B Term Loans and second, the permanent reduction of the Total Tranche B-1 Credit Linked Deposit Amount as set forth in Section 2.13(d); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward first, the prepayment of the Tranche B Term Loans and second, the permanent reduction of the Total Tranche B-1 Credit Linked Deposit Amount as set forth in Section 2.13(d).

                  (c) If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2004, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the Applicable Prepayment Percentage of such Excess Cash Flow toward first, the prepayment of the Tranche B Term Loans and second, the permanent reduction of the Total Tranche B-1 Credit Linked Deposit Amount as set forth in Section 2.13(d). Each such prepayment shall be made on a date (an "Excess Cash Flow Application Date") no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

                  (d) The application of any prepayment pursuant to Section 2.13 shall be made first to the Tranche B Term Loans until the Tranche B Term Loans are paid in full and second to the permanent reduction of the Total Tranche B-1 Credit Linked Deposit Amount. Partial prepayments of the Tranche B Term Loans shall be applied to the remaining installments thereof in the direct order of maturity. Any such reduction of the Total Tranche B-1 Credit Linked Deposit Amount shall be accompanied by first, the prepayment of the Tranche B-1 Loans to the extent, if any, that the Total Tranche B-1 Extensions of Credit exceed the amount of the Total Tranche B-1 Credit Linked Deposit Amount as so reduced, provided that if the aggregate principal amount of Tranche B-1 Loans then outstanding (after giving effect to Section 3.1(d)) is less than the amount of such excess (because L/C Obligations in respect of Tranche B-1 Letters of Credit constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Tranche B-1 Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Tranche B-1 Lenders on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment of Tranche B Term Loans pursuant to Section 2.13 shall be made, first, to ABR Loans and second, to Eurodollar Loans. Each prepayment of the Loans under Section 2.13 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. In the event the Total Tranche B-1 Credit Linked Deposit Amount shall be reduced as provided above, the Administrative Agent will return to the Tranche B-1 Lenders funds on deposit in the Tranche B-1 Credit Linked Deposit Accounts in an aggregate amount equal to the sum of (w) the aggregate stated amounts of all Tranche B-1 Letters of Credit replaced as provided above in connection with such reduction, (x) the aggregate stated amount of all Tranche B-1 Letters of Credit cash collateralized as provided above in connection with such reduction, (y) the aggregate amount of Tranche B-1 Loans repaid by the Borrower in connection with such reduction and (z) the amount by which the Total Tranche B-1 Credit Linked Amount exceeded the Tranche B-1 Extensions of Credit immediately before such reduction, to be distributed to them ratably in accordance with their Tranche B-1 Percentages.

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                                                                              40

                  (e) Upon the occurrence of the Early Maturity Date, the Tranche B Term Loans and Tranche B-1 Loans hereunder (with accrued interest thereon) and all other amounts arising under this Agreement and the other Loan Documents in respect of the Tranche B Term Facility and the Tranche B-1 Facility (including all amounts of L/C Obligations in respect of Tranche B-1 Letters of Credit, whether or not the beneficiary of the then outstanding Tranche B-1 Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, the Tranche B-1 Lenders shall have no further obligation to make Loans, issue Tranche B-1 Letters of Credit or otherwise extend credit hereunder and the Borrower shall deposit cash collateral with the Administrative Agent with respect to the Tranche B-1 Letters of Credit with respect to which presentation for drawing shall not have then occurred in a cash collateral account established at the Administrative Agent for the benefit of the Tranche B-1 Lenders on terms and conditions satisfactory to the Administrative Agent.

                  2.14 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

                  (b) Any Eurodollar Loan which is a Term Loan shall be continued as such upon the expiration of the then current Interest Period with respect thereto unless the Borrower gives irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of a different length of the next Interest Period to be applicable to such Loans or elects to convert such Loan to an ABR Loan, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Any Eurodollar Loan which is a Revolving Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring

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                                                                              41

Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

                  2.15 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than twenty (20) Eurodollar Tranches shall be outstanding at any one time.

                  2.16 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

                  (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

                  (c) Each Tranche B-1 Loan shall bear interest for each day during any month in which such Tranche B-1 Loan is outstanding at a rate per annum equal to the Tranche B-1 Eurodollar Rate in effect for such month plus the Applicable Margin, subject to Section 2.4(f).

                  (d) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amounts shall bear interest at a rate per annum equal to (x) in the case of overdue amounts in respect of any Loan, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of overdue amounts in respect of any Reimbursement Obligation, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

                  (e) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (d) of this Section shall be payable from time to time on demand.

                  2.17 Computation of Interest and Fees. (a) Subject to Section 2.4, interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar

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                                                                              42

Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

                  (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.16(a).

                  2.18 Inability to Determine Interest Rate. If prior to (i) the first day of any Interest Period or (ii) the determination of the Benchmark LIBOR Rate (as defined in Section 2.4(d)) on any day:

                  (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, the Tranche B-1 Eurodollar Rate for such Interest Period or the Benchmark LIBOR Rate for such day, or

                  (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate or Tranche B-1 Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period or their Tranche B-1 Credit Linked Deposit for such day, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (w) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans,
(x) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans, (y) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans and (z) the Tranche B-1 Credit Linked Deposits shall be invested so as to earn a return and the term "Eurodollar Rate" as used with respect to any Tranche B-1 Loan or the determination of Tranche B-1 Eurodollar Rate shall, in each case, be equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

                  2.19 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments or the Total Tranche B-1 Credit Linked

Deposit Amount shall be made pro rata according to the respective Revolving Percentages or Tranche B-1 Percentages, as the case may be, of the relevant Lenders.

                  (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest and premium, if any, on the Tranche B Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Tranche B Term Loans then held by the Tranche B Term Lenders. The amount of each principal prepayment of the Tranche B Term Loans shall be applied to reduce the then remaining installments of the Tranche B Term Loans in the direct order of maturity. Amounts prepaid on account of the Tranche B Term Loans may not be reborrowed.

                  (c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest and premium, if any, on the Tranche B-1 Loans shall be made pro rata according to the respective outstanding principal amounts of the Tranche B-1 Loans then held by the Tranche B-1 Lenders.

                  (d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. Subject to Section 2.4, the Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

                  (e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the

Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

                  (f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

                  2.20 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                  (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan or Tranche B-1 Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.21 and changes in the rate of tax on the overall net income of such Lender);

                  (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate or the Tranche B-1 Eurodollar Rate hereunder; or

                  (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or issuing or maintaining any Tranche B-1 Credit Linked Deposit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand and delivery of the calculation of such amount, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled together with a calculation of such amount claimed.

                  (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Lender notifies the Borrower of such Lender's intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such three-month period shall be extended to include the period of such retroactive effect.

                  (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                  2.21 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding income taxes and franchise taxes (imposed on the overall net income of the recipient) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

                  (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                  (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

                  (d) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest," a statement substantially in the form of Exhibit H and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

                  (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

                  (f) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                  2.22 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto, (d) the return of all or any portion of a Tranche B-1 Credit Linked Deposit to such Lender on a day other than the last day of an Interest Period for which the applicable Tranche B-1 Eurodollar Rate has been established or (e) following the occurrence of the Tranche B-1 Settlement Date or, if earlier, the Tranche B-1 Deposit Return Date, the making of a repayment of any Tranche B-1 Loan on a day that is not the last day of an Interest Period with respect to such Tranche B-1 Loan. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid or returned, or not so borrowed, converted or continued, for the period from the date of such prepayment or return or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                  2.23 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.20 or 2.21(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.20 or 2.21(a).

                  2.24 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.20 or 2.21(a) in amounts disproportionate to the amounts requested by the other Lenders under such Sections or (b) defaults in its obligation to make Loans hereunder or to fund a Tranche B-1 Credit Linked

Deposit hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement,
(iii) prior to any such replacement, such Lender shall have taken no action under Section 2.23 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.20 or 2.21(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement (and, if applicable, its Tranche B-1 Credit Linked Deposit), (v) the Borrower shall be liable to such replaced Lender under Section 2.22 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto or if any Tranche B-1 Credit Linked Deposit is transferred by such Lender on a day other than the last day of any Interest Period for which the applicable Tranche B-1 Eurodollar Rate has been established, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section
10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.20 or 2.21(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

                  2.25 Intercreditor Agreement. The Lenders (a) acknowledge and agree to the terms of the Intercreditor Agreement, (b) authorize the Administrative Agent to perform the Intercreditor Agreement on their behalf and to take any action thereunder as determined by it to be necessary or advisable to protect the interest of the holders of First Priority Claims (as defined in the Intercreditor Agreement) and (c) acknowledge that certain items of the Collateral will from time to time be made subject to a Lien to secure the Second Lien Notes and certain related obligations, subject to the terms of the Intercreditor Agreement.

                  2.26 Redesignation of Existing Loans and Commitments. As of the Closing Date, the Existing Loans and Revolving Commitments (as defined in the Existing Credit Agreement) immediately prior to the Closing Date shall automatically, without any action on the part of any Person, be redesignated for all purposes of this Agreement and the other Loan Documents as follows: (a) $220,000,000 of Revolving Commitments; (b) $180,000,000 of Tranche B-1 Credit Linked Deposit Amounts; and (c) $400,000,000 principal amount of Tranche B Term Loans, and for the avoidance of doubt, the parties hereto acknowledges that the Loans outstanding hereunder on the Closing Date were not made in repayment of all or any portion of any Existing Loan. The Administrative Agent shall modify the Register accordingly to provide for such redesignation of the Existing Loans and Revolving Commitments (as defined in the Existing Credit Agreement) among the Lenders according to their proportionate share thereof, as applicable. Each Exiting Lender shall be deemed, by its acceptance of any such payment, to have assigned and sold its Commitments and Loans under the Existing Credit Agreement to the Lenders in exchange for payment on the Closing Date of obligations owed to it under the Credit Agreement.

                          SECTION 3. LETTERS OF CREDIT

                  3.1 L/C Commitments. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the Revolving Lenders and the Tranche B-1 Lenders set forth in this Section 3, agrees to issue letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any
(i) Revolving Letter of Credit if, after giving effect to such issuance, (A) the aggregate amount of the Available Revolving Commitments would be less than zero or (B) the aggregate undrawn amount of outstanding Letters of Credit and unpaid Reimbursement Obligations under the Revolving Facility would exceed $100,000,000 or (ii) Tranche B-1 Letter of Credit if, after giving effect thereto (A) the aggregate outstanding principal amount of Tranche B-1 Loans of such Tranche B-1 Lender plus such Tranche B-1 Lender's Percentage of the Tranche B-1 Letter of Credit Outstandings would exceed such Tranche B-1 Lender's Tranche B-1 Credit Linked Deposit Amount, or (B) the Tranche B-1 Outstanding Exposure would exceed the Total Tranche B-1 Credit Linked Deposit Amount. Each Letter of Credit shall
(i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to (A) in the case of Revolving Letters of Credit, the Revolving Termination Date and (B) in the case of Tranche B-1 Letters of Credit, the Tranche B-1 Final Maturity Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause
(y) above).

                  (b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

                  (c) On the Closing Date, the Existing Letters of Credit will automatically, without any action on the part of any Person, be deemed to be Letters of Credit issued hereunder on the Closing Date for the account of the Borrower for all purposes of this Agreement and the other Loan Documents.

                  (d) Notwithstanding anything to the contrary in this Agreement, (i) Letters of Credit shall at all times and from time to time be deemed to be first Tranche B-1 Letters of Credit in the amount permitted for Tranche B-1 Letters of Credit in Section 3.1(a) and thereafter be deemed to be Revolving Letters of Credit only to the extent, and in an amount by which, the aggregate amount of outstanding Letters of Credit exceeds such permitted amount of Tranche B-1 Letters of Credit, (ii) drawings under any Letter of Credit shall be deemed to have been made first under Tranche B-1 Letters of Credit for so long as, and to the extent that, there are any undrawn Tranche B-1 Letters of Credit outstanding (and thereafter shall be deemed to have been made under Revolving Letters of Credit) and (iii) any Letter of Credit that expires or terminates will be deemed to be first a Revolving Letter of Credit, for so long as, and to the extent that, there are outstanding Revolving Letters of Credit immediately prior to such expiration or termination. To the extent necessary to implement the foregoing, the identification of a Letter of Credit as a Revolving Letter of Credit or a Tranche B-1 Letter of Credit may change from time to time and a portion of a Letter of Credit may be deemed to be a Tranche B-1 Letter of Credit and the remainder be deemed to be a Revolving Letter of Credit. Notwithstanding the foregoing, the


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                                                                              50


entire face amount of any Letter of Credit with an expiration date after the Revolving Termination Date shall at all times be deemed to be a Tranche B-1 Letter of Credit, subject to the limitations set forth in clause (i) of the first sentence of this paragraph (d).

                  3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

                  3.3 Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to (i) with respect to Revolving Letters of Credit the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and (ii) with respect to Tranche B-1 Letters of Credit, the Applicable Margin with respect to Tranche B-1 Loans, shared ratably among the Tranche B-1 Lenders. Such fees shall be payable (A) with respect to Revolving Letters of Credit, quarterly in arrears on each L/C Fee Payment Date after the issuance date and (B) with respect to Tranche B-1 Letters of Credit, monthly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee in an amount per annum separately agreed with the Issuing Lender on the undrawn and unexpired amount of each Letter of Credit, payable (v) with respect to Revolving Letters of Credit, quarterly in arrears on each L/C Fee Payment Date after the issuance date and (v) with respect to Tranche B-1 Letters of Credit, monthly in arrears on each L/C Fee Payment Date after the issuance date.

                  (b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

                  3.4 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant under the applicable Facility, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant under the applicable Facility irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Percentage (in the case of Revolving Letters of Credit) or such L/C Participant's Tranche B-1 Percentage (in the case of Tranche B-1 Letters of Credit) in the Issuing Lender's obligations and rights under each Letter of Credit issued hereunder under a Facility and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant under a Facility unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit issued under such Facility for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (i) such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed, in the case of Revolving Letters of Credit and (ii) such L/C Participant hereby irrevocably authorizes the Administrative Agent to make available to such Issuing Lender upon demand at the Issuing Lender's address for notices specified herein such L/C Participant's Tranche B-1 Percentage of the amount of such draft, or any part thereof, that is not so reimbursed from amounts on deposit in such Tranche B-1 Lender's Tranche B-1 Credit Linked Account (whether or not the conditions to borrowing set forth in Section 5.2 are satisfied).

                  (b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Revolving Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

                  (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will (i) if such payment is with respect to a Revolving Letter of Credit, distribute to such L/C Participant its pro rata share thereof and (ii) if such payment is with respect to a Tranche B-1 Letter of Credit, return to each Tranche B-1 Lender its pro rata share thereof by deposit into its Tranche B-1 Credit Linked Account; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, (A) if such Letter of Credit is a Revolving Letter of Credit, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it and (B) if such Letter of Credit is a Tranche B-1 Letter of Credit, the Tranche B-1 Lenders hereby irrevocably authorize the Administrative Agent to make available to such Issuing Lender the portion thereof previously distributed to the Issuing Lender from amounts on deposit in such Tranche B-1 Lender's Tranche B-1 Credit Linked Account.

                  3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on the first Business Day following each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment; provided, that such reimbursement obligation of the Borrower shall (i) in the case where such reimbursement obligation is in respect of a Tranche B-1 Letter of Credit be deemed to be satisfied to the extent funds on deposit in the Tranche B-1 Credit Linked Accounts are withdrawn and applied thereto in accordance with Sections 2.4(c)(ii) and 3.4(a) (whether or not the conditions to borrowing set forth in Section 5.2 are satisfied) and (ii) in the case where such reimbursement obligation is in respect of a Revolving Letter of Credit, be deemed to be satisfied when the Revolving Lenders have funded Revolving Loans in the amount of such draft so paid to reimburse such Lender in accordance with the following procedures: (A) the applicable Issuing Lender shall also notify the Administrative Agent of the amount to be so reimbursed, (B) the Borrower shall automatically be deemed to have requested a borrowing of Revolving Loans to be made as ABR Loans in the amount of such reimbursement obligation, and (C) the Administrative Agent shall have notified each Revolving Lender of the same and the amount to be funded by such Revolving Lender which amount with respect to such Revolving Lender shall equal its Revolving Percentage of such reimbursement obligation (which shall be funded by such Revolving Lender whether or not the conditions to borrowing set forth in Section 5.2 are satisfied). Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.16(b) and (ii) thereafter, Section 2.16(c).

                  3.6 Obligations Absolute. The Borrower's obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or may have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower. The foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender's failure to exercise the agreed standard of care (as set forth in Section 3.7 below) in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that the Issuing Lender shall have exercised the agreed standard of care in the absence of gross negligence or willful misconduct on the part of the Issuing Lender.

                  3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

                  3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

                   SECTION 4. REPRESENTATIONS AND WARRANTIES

                  To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

                  4.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Borrower as at September 30, 2003 (including the notes thereto) (the "Pro Forma Balance Sheet") has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made and the Second Lien Notes to be issued on the Closing Date and the use of proceeds thereof and (ii) the payment of estimated fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at September 30, 2003, assuming that the events specified in the preceding sentence had actually occurred at such date and based upon the assumptions and adjustments in the notes accompanying the Pro Forma Balance Sheet.

                  (b) The audited consolidated balance sheets of the Borrower as at December 31, 2002 and December 31, 2001, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP for 2002 and Arthur Andersen LLP for 2001, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower as at September 30, 2003, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from September 30, 2003, to and including the date hereof there has been no Disposition by the Borrower of any material part of its business or property.

                  4.2 No Change. Since December 31, 2002 there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

                  4.3 Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except, in the case of clauses (c) and (d), to the extent that the failure to be qualified or comply would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transaction and the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except consents, authorizations, filings and notices described in Schedules 4.4, 4.19(a) and 4.19(b), which consents, authorizations, filings and notices have been obtained or made and are in full force and effect or will have been obtained or made and be in full force and effect on the Closing Date. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                  4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect.

                  4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

                  4.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

                  4.8 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries (other than Foreign Subsidiaries, as to which no representation is made) has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3.

                  4.9 Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.

                  4.10 Taxes. Each of the Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

                  4.11 Federal Regulations. No part of the proceeds of any Loans will be used for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

                  4.12 Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

                  4.13 ERISA. Neither a Reportable Event which could give rise to a material liability nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount which would reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

                  4.14 Investment Company Act; Other Regulations. No Loan Party is an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

                  4.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a)
Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

                  4.16 Use of Proceeds. The proceeds of the Tranche B Term Loans were used to refinance certain existing Indebtedness of the Borrower and its Subsidiaries, to pay fees and expenses relating to the Transaction (as defined in the Existing Credit Agreement) and for general corporate purposes. The proceeds of the Revolving Loans, Tranche B-1 Loans and the Swingline Loans, and the Letters of Credit, shall be used for general corporate purposes.

                  4.17 Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

                  (a) the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

                  (b) neither the Borrower nor any of its Subsidiaries has received or is aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by the Borrower or any of its Subsidiaries (the "Business"), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

                  (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

                  (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

                  (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

                  (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

                  (g) neither the Borrower nor any of its Subsidiaries has assumed any liability of any other Person under Environmental Laws.

                  4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or written statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, when taken as a whole, not materially misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

                  4.19 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when the Administrative Agent obtains control of stock certificates representing such Pledged Stock, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are or have been filed in the offices specified on Schedule 4.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof to the extent a security interest can be perfected by filings or other action required thereunder as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and

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                                                                              59

superior in right to any other Person (except, in the case of Collateral other than Pledged Stock with respect to which the Administrative Agent has control, Liens permitted by Section 7.3).

                  (b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are or have been filed in the offices specified on Schedule 4.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person. As of the Closing Date, Schedule 1.1B lists each of the real properties in the United States owned in fee simple by the Borrower or any of its Subsidiaries having a value, in the reasonable opinion of the Borrower, in excess of $1,000,000.

                  4.20 Solvency. Each Loan Party is, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

                  4.21 Senior Indebtedness. The Obligations constitute "Senior Debt" of the Borrower under and as defined in the Senior Subordinated Note Indenture and the obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute "Guarantor Senior Debt" of such Subsidiary Guarantor under and as defined in the Senior Subordinated Note Indenture.

                  4.22 First Priority Claims. The Borrower Obligations and the Guarantor Obligations (as such terms are defined in the Guarantee and Collateral Agreement) constitute First Priority Claims (as defined in the Intercreditor Agreement and the Second Lien Note Indenture), and the Liens on the Collateral securing the Borrower Obligations and the Guarantor Obligations constitute First Priority Liens (as defined in the Second Lien Note Indenture).

                         SECTION 5. CONDITIONS PRECEDENT

                  5.1 Conditions to Amendment and Restatement of Existing Credit Agreement, Redesignation of Certain Loans and Commitments and Continuation of Existing Letters of Credit on Closing Date. The agreement of each Lender to amend and restate the Existing Credit Agreement in the form of this Agreement and make extensions of credit hereunder is subject to the prior or concurrent satisfaction (but in any event no later than December 31, 2003) of the following conditions precedent:

                  (a) Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by the Borrower.

                  (b) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Borrower or its Subsidiaries except for liens permitted by Section 7.3 or which will be discharged on or prior to the Closing Date.

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                                                                              60

                  (c) Confirmation of Security Documents. The Administrative Agent shall have received a Confirmation, substantially in the form of Exhibit G hereto, executed and delivered by the Borrower and each Subsidiary Guarantor confirming their respective continuing obligations under the Guarantee and Collateral Agreement and the other Security Documents.

                  (d) Approvals. All governmental and third party approvals necessary in connection with the Transaction, the continuing operations of the Borrower and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transaction or the financing contemplated hereby.

                  (e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.

                  (f) Closing Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

                  (g) Legal Opinion. The Administrative Agent shall have received the executed the legal opinion of Mayer, Brown, Rowe & Maw LLP, counsel to the Borrower and the other Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

         Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

                  (h) Pledged Stock; Stock Powers. The Administrative Agent shall have received the certificates representing the shares of certificated Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and executed Uniform Commercial Code Financing Statements covering such Capital Stock (to the extent not previously filed).

                  (i) Filings, Registration and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

                  (j) Reallocation and Assignments.

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                                                                              61

                           (i) The Borrower shall have paid to the
                  Administrative Agent interest, letter of credit commissions and commitment fees which are unpaid and accrued to the Closing Date under the Existing Credit Agreement; and

                           (ii) The Lenders shall have made such payments and
                  assignments among themselves and to the lenders under the Existing Credit Agreement, as directed by the Administrative Agent, so that the Commitments, Loans, Letters of Credit and Tranche B-1 Credit Linked Deposits outstanding on the Closing Date are held by the Lenders in accordance with this Agreement. Commitments, Loans and Letters of Credit (each as defined in the Existing Credit Agreement) made or issued under the Existing Credit Agreement and outstanding on the Closing Date shall be continued outstanding hereunder as Commitments, Loans and Letters of Credit hereunder as provided in Section
                  2.26 and 3.1(c). Pursuant to the foregoing, funding for any Lender on the Closing Date may be made on a net basis as directed by the Administrative Agent.

                  5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

                  (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

                  (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this
Section 5.2 have been satisfied.

                        SECTION 6. AFFIRMATIVE COVENANTS

                  The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

                  6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

                  (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows (or such other similar or additional statement then required by the SEC for annual reports filed pursuant to the Exchange Act) for such year, setting forth in each case in comparative form the figures

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                                                                              62

         for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, or other material qualification or exception, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; and

                  (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows (or such other or similar or additional statement then required by the SEC for quarterly reports filed pursuant to the Exchange Act) for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

                  6.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (g), to the relevant Lender):

                  (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default arising as a result of non-compliance with Section 7.1, except as specified in such certificate;

                  (b) within 10 days after the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

                  (c) within 60 days after the end of each of the first three
         (3) fiscal quarters of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year (or such other or similar additional statement then required by the SEC for quarterly reports filed pursuant to the Exchange Act);

                  (d) no later than three (3) Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Subordinated Note Indenture or the Spin-off Documents;

                  (e) promptly upon the mailing thereof, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;

                  (f) as soon as available, but in any event not later than 45 days after the end of each fiscal year of the Borrower (but only if the Borrower's Consolidated Leverage Ratio is greater than 3.50 to 1.0 as of the end of the Borrower's third fiscal quarter in such ending fiscal year), a copy of the projections by the Borrower of its operating budget and cash flow budget for each quarter of the fiscal year in which such delivery is required to be made, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared based upon good faith estimates and assumptions and on the basis of sound financial planning practice; and

                  (g) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

                  6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

                  6.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the Business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause
(ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

                  6.6 Inspection of Property; Books and Records; Discussions.
(a) Keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender, upon prior written notice, to make reasonable visits to and inspections of any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers of the Borrower and its Subsidiaries.

                  6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

                  (a) the occurrence of any Default or Event of Default upon obtaining knowledge thereof;

                  (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding that may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

                  (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $15,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

                  (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof:
         (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or
         (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

                  (e) any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

                  6.8 Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

                  (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

                  6.9 Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than an Excluded Subsidiary) (other than (x) any property described in paragraph (b), (c) or (d) below and (y) any property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly
(i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

                  (b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than (x) any such real property subject to a Lien expressly permitted by Section 7.3(g) and (y) real property acquired by any Excluded Subsidiary), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor's certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such mortgage or deed of trust, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

                  (c) With respect to any new Subsidiary (other than a Foreign Subsidiary) created or acquired after the Closing Date by the Borrower or any of its Subsidiaries (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the

Administrative Agent, desirable to perfect the Administrative Agent's security interest therein, (iii) cause such new Subsidiary (other than Excluded Subsidiaries) (A) to become a party to the Guarantee and Collateral Agreement and (B) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

                  (d) With respect to any new Foreign Subsidiary created or acquired after the Closing Date by the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of its Subsidiaries (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged, provided, further, that the Borrower shall not be obligated to pledge the Capital Stock of a Foreign Subsidiary to the extent such pledge would violate the laws of the jurisdiction of such Foreign Subsidiary's organization), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent's security interest therein, and
(iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

                  (e) Not permit any Subsidiary to guarantee payment of any of the Second Priority Claims unless and until such Subsidiary has guaranteed payment of the First Priority Claims pursuant to the Guarantee and Collateral Agreement.

                  (f) Except as required by the terms of the Indenture or the Second Priority Collateral Documents, prior to taking any action to create or perfect any Lien on any Collateral securing the Second Priority Claims provide the Administrative Agent at least five Business Days prior notice of such action, and promptly following the taking of any action to create or perfect any Lien on any Collateral securing the Second Priority Claims notify the Administrative Agent in writing of such action.

                  (g) Upon request of the Administrative Agent from time to time promptly provide the Administrative Agent with information regarding any property of the Borrower and its Subsidiaries which secures or purports to secure any Second Priority Claims and the actions taken to create or perfect the applicable Liens, to the extent such information is reasonably available to the Borrower or its Subsidiaries and is not subject to any legal or similar privilege.

                         SECTION 7. NEGATIVE COVENANTS

                  The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

                  7.1 Financial Condition Covenants.

                  (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter during any period set forth below to exceed the ratio set forth below opposite such period:

                                                           Consolidated
Period                                                    Leverage Ratio
------                                                    --------------
Fourth Quarter 2003                                        5.00 to 1.00
First Quarter 2004                                         5.00 to 1.00
Second Quarter 2004                                        5.00 to 1.00
Third Quarter 2004                                         4.75 to 1.00
Fourth Quarter 2004                                        4.75 to 1.00
First Quarter 2005                                         4.75 to 1.00
Second Quarter 2005                                        4.75 to 1.00
Third Quarter 2005                                         4.50 to 1.00
Fourth Quarter 2005                                        4.50 to 1.00
Fiscal Year 2006                                           4.25 to 1.00
Fiscal Year 2007                                           3.75 to 1.00
Fiscal Year 2008 and thereafter                            3.50 to 1.00


                  (b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter during any period set forth below to be less than the ratio set forth below opposite such period:

                                                           Consolidated
Period                                                    Interest Ratio
------                                                    --------------
Fourth Quarter 2003                                        1.95 to 1.00
Fiscal Year 2004                                           2.00 to 1.00
Fiscal Year 2005                                           2.00 to 1.00
Fiscal Year 2006                                           2.10 to 1.00
Fiscal Year 2007                                           2.20 to 1.00
Fiscal Year 2008                                           2.35 to 1.00
Fiscal Year 2009                                           2.50 to 1.00
Fiscal Year 2010                                           2.75 to 1.00

                                                   Consolidated
         Period                                   Interest Ratio

                  (c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter during any period set forth below to be less than the ratio set forth below opposite such period:

                                                     Consolidated Fixed
Period                                              Charge Coverage Ratio
------                                              ---------------------
Fourth Quarter 2003                                     1.00 to 1.00
Fiscal Year 2004                                        1.10 to 1.00
Fiscal Year 2005                                        1.10 to 1.00
Fiscal Year 2006                                        1.15 to 1.00
Fiscal Year 2007                                        1.25 to 1.00
Fiscal Year 2008                                        1.35 to 1.00
Fiscal Year 2009                                        1.50 to 1.00
Fiscal Year 2010                                        1.75 to 1.00

                  7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

                  (a) Indebtedness of any Loan Party pursuant to any Loan Document;

                  (b) Indebtedness of the Borrower to any of its Subsidiaries and of any Subsidiary to the Borrower or any other Subsidiary of the Borrower;

                  (c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Subsidiary in an aggregate amount not to exceed $50,000,000 at any time, unless otherwise permitted hereunder;

                  (d) Indebtedness outstanding on September 30, 1999 (or which became outstanding after September 30, 1999) and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

                  (e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) or (i) in an aggregate principal amount not to exceed $75,000,000 at any one time outstanding;

                  (f) (i) Indebtedness of the Borrower in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $500,000,000 and any Permitted Refinancing Indebtedness in respect thereof and (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness, provided, that such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the Senior Subordinated Notes;

                  (g) Hedge Agreements (including Guarantee Obligations of the Loan Parties in respect of Hedge Agreements entered into by Tenneco Management (Europe) Limited or any Subsidiary that succeeds Tenneco Management (Europe) Limited in the performance of international treasury management functions) in respect of (i) Indebtedness that bears interest on a fixed or floating rate basis, so long as such agreements are not entered into for speculative purposes and (ii) currencies as long as such agreements are entered into to hedge actual exposure and not entered into for speculative purposes;

                  (h) additional Indebtedness of Foreign Subsidiaries of the Borrower under lines of credit in an aggregate principal amount not to exceed the local currency equivalent of $100,000,000 at any time;

                  (i) Indebtedness of the Borrower or any of its Subsidiaries in respect of Stub Debt (as defined in the Existing Credit Agreement);

                  (j) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $50,000,000 at any one time outstanding;

                  (k) Capital Lease Obligations arising from Permitted Sale/Leasebacks; and

                  (l) (i) Indebtedness of the Borrower in respect of the Second Lien Notes in an aggregate principal amount not to exceed $475,000,000 and any Permitted Refinancing Indebtedness thereof and (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness.

                  7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

                  (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of any Loan Party or any Excluded Subsidiary, as the case may be, in conformity with GAAP;

                  (b) statutory liens of landlords and liens of carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

                  (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

                  (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                  (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

                  (f) Liens in existence on September 30, 1999 (or entered into after September 30, 1999) and listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

                  (g) Liens securing Indebtedness incurred pursuant to Section 7.2(e) on property at the time it is acquired by any the Borrower or any of its Subsidiaries, provided that such Liens do not spread to cover other properties;

                  (h) Liens arising solely by virtue of any statutory or common law provisions related to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts;

                  (i) Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the amount of Indebtedness secured thereby is not increased;

                  (j) Liens created pursuant to the Security Documents;

                  (k) Liens consisting of judgment or judicial attachment Liens and Liens securing contingent obligations on appeal and other bonds in connection with court proceedings or judgments up to the aggregate at any time outstanding of $15,000,000;

                  (l) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

                  (m) Permitted Receivables Financings;

                  (n) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $50,000,000 at any one time;

                  (o) Liens on property of Foreign Subsidiaries securing Indebtedness permitted by Section 7.2(h); and

                  (p) Liens on the Collateral securing Indebtedness of the Borrower or any Subsidiary Guarantor incurred pursuant to Section 7.2(k), provided that such Liens are, at all times prior to repayment in full in cash of the Obligations and termination of the Revolving Commitments and of the Total Tranche B-1 Credit Linked Deposit Amount, subordinate to Liens created under the Loan Documents securing the First Priority Claims pursuant to the terms of the Intercreditor Agreement.

                  7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

                  (a) (i) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving entity) and
         (ii) any Foreign Subsidiary may be merged with or into any other Subsidiary (provided that such other Subsidiary shall be the continuing or surviving entity);

                  (b) (i) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary Guarantor and (ii) any Foreign Subsidiary may Dispose of any or all of its assets upon voluntary liquidation or otherwise to any other Subsidiary; and

                  (c) any Subsidiary (i) in which the Borrower and its Subsidiaries own Capital Stock representing less than 80% of the ordinary voting power of such Subsidiary or (ii) that is a Foreign Subsidiary or an Immaterial Subsidiary may be liquidated as long as the proceeds of such liquidation (after satisfying all Contractual Obligations of such Subsidiary) are distributed to the holders of the Capital Stock of such Subsidiary on an approximately ratable basis (based on their respective equity ownership interests in such Subsidiary).

                  7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

                  (a) the Disposition of obsolete or worn out property in the ordinary course of business;

                  (b) the sale of inventory in the ordinary course of business;

                  (c) Dispositions permitted by Section 7.4(b);

                  (d) the sale or issuance of any Subsidiary's Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor;

                  (e) any Permitted Receivables Financing;

                  (f) Dispositions listed and described on Schedule 7.5 attached hereto;

                  (g) the Disposition of other property not described in clauses
         (a) - (f) above or (h)-(k) below for fair market value as long as (i) at least 80% of the consideration consists of cash and cash equivalents and (ii) the aggregate fair market value of such property so disposed of does not exceed the sum of (A) 10% of the Consolidated Total Assets of the Borrower as determined on the Closing Date plus (B) the proceeds of all Reinvestment Deferred Amounts with respect to Dispositions reinvested in the business of the Borrower and its Subsidiaries after the Closing Date; provided, that neither the Borrower nor any Subsidiary Guarantor shall make Dispositions, the proceeds of which are reinvested in Subsidiaries that are not Subsidiary Guarantors, with respect to property having an aggregate fair market value in excess of 25% of the Consolidated Total Assets of the Borrower as determined on the Closing Date;

                  (h) the Borrower or any of its Subsidiaries may transfer or contribute ownership of the Capital Stock of any Foreign Subsidiary formed or organized under the laws of (i) any European country or (ii) any state, province, district or other subdivision of any such country in each case to Tenneco Automotive Iberica, S.A.;

                  (i) the Borrower or any of its Subsidiaries may transfer or contribute ownership of the Capital Stock of any Foreign Subsidiary or Joint Venture formed or organized under the laws of (i) the People's Republic of China or (ii) any state, province, district or other subdivision thereof in each case to a Wholly Owned Subsidiary of the Borrower that is formed or organized under the laws of (A) either the People's Republic of China or the United States or (B) any state, province, district or other subdivision of either such country;

                  (j) the Borrower and its Subsidiaries may sell property pursuant to Permitted Sale/Leasebacks; and

                  (k) the Disposition of property as an Investment made pursuant to Section 7.8(g) in any Joint Venture or in any Person who, prior to the Investment, is not a Subsidiary and who becomes, as a result of the Investment, a Subsidiary that is not a Wholly-Owned Subsidiary.

Simultaneously with the transfers described in Sections 7.5(h) and (i) of this Agreement, the Lenders authorize the Administrative Agent to release the Lien on and security interest created by the Loan Documents in the Capital Stock of the Subsidiaries so transferred or contributed and authorize the Administrative Agent to take any action reasonably requested by the Borrower to effect such release.

                  7.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, "Restricted Payments"), except that:

                  (a) any Subsidiary may make Restricted Payments to the Borrower, any Subsidiary or to any other Person (ratably based on such other Person's equity ownership in such Subsidiary) which owns Capital Stock of such Subsidiary;

                  (b) the Borrower may purchase the Borrower's common stock or common stock options from present or former officers or employees of the Borrower or any Subsidiary, provided, that the aggregate amount of payments under this paragraph after the Closing Date (net of any proceeds received by the Borrower after the Closing Date in connection with resales of any common stock or common stock options so purchased) shall not exceed $10,000,000; and

                  (c) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may pay dividends and repurchase its Capital Stock in any fiscal year (beginning with fiscal year 2004) in an aggregate amount not to exceed $15,000,000.

                  7.7 Capital Expenditures. Make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business, together with any Investments in Joint Ventures and in any Person who, prior to the Investment, is not a Subsidiary and who becomes, as a result of the Investment, a Subsidiary that is not a Wholly-Owned Subsidiary in excess of $37,500,000 under subsection 7.8(g), not exceeding the following amounts in each fiscal year

Fiscal Year                                 Amount
-----------                                 ------
2003                                    $150,000,000
2004                                    $150,000,000
2005                                    $150,000,000
2006                                    $175,000,000
2007                                    $175,000,000
2008                                    $175,000,000
2009                                    $175,000,000
2010                                    $175,000,000

; provided, that (a) up to 50% of any such amount not so expended in the period for which it is permitted may be carried over for expenditure in the next succeeding fiscal year only and (b) Capital Expenditures during any fiscal year (beginning with fiscal year 2004) shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (a) above.

                  7.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, "Investments"), except:

                  (a) extensions of trade credit in the ordinary course of business;

                  (b) investments in Cash Equivalents;

                  (c) Guarantee Obligations permitted by Section 7.2;

                  (d) loans and advances to employees of the Borrower or any Subsidiary of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower or any Subsidiary of the Borrower not to exceed $10,000,000 at any one time outstanding;

                  (e) Investments made by the Borrower or any of its Subsidiaries in the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

                  (f) intercompany Investments by the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to such investment, is a Subsidiary;

                  (g) Investments in Joint Ventures and in any Person who, prior to the Investment, is not a Subsidiary and who becomes, as a result of the Investment, a Subsidiary that is not a Wholly-Owned Subsidiary in an aggregate amount not to exceed (x) $5,000,000 from the Closing Date through December 31, 2003 and (y) $75,000,000 in each fiscal year thereafter; provided, that (i) up to 50% of any such amount not so invested in the period for which it is permitted may be carried over for investment in the next succeeding fiscal year only and (ii) Investments made pursuant to this clause (g) during any fiscal year (beginning with fiscal year 2004) shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above; provided, further, that any such Investments in excess of $37,500,000 together with any Capital Expenditures shall not exceed the amounts permitted under Section 7.7;

                  (h) Investments in existence on the date hereof listed on
         Schedule 7.8(h), provided that no such Investment is increased except as permitted by the other provisions of this Section 7.8;

                  (i) the Finance Subsidiary may execute and deliver one or more subordinated promissory notes (having terms customary for similar notes issued in transactions similar to a Permitted Receivables Financing) to the Borrower and its Subsidiaries representing the deferred purchase price of receivables sold to the Finance Subsidiary in a Permitted Receivables Financing, and the Borrower and its Subsidiaries may contribute receivables and other assets of the type referred to in the definition of "Permitted Receivables Financing" to the capital of the Finance Subsidiary in connection with a Permitted Receivables Financing; and

                  (j) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $25,000,000 during the term of this Agreement.

                  7.9 Optional Payments and Modifications of Senior Subordinated Notes. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Subordinated Notes, (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes or the Senior Subordinated Indenture (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee), or (c) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as "Designated Senior Debt" for the purposes of the Senior Subordinated Note Indenture. Notwithstanding the foregoing, as long as no Default or Event of Default has occurred and is continuing the Borrower may purchase and cancel or redeem its Senior Subordinated Notes from the Net Cash Proceeds of Permitted Refinancing Indebtedness or the Net Cash Proceeds of shares of common stock of the Borrower issued substantially concurrently therewith.

                  7.10 Transactions with Affiliates. Enter into or suffer to exist any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any non-consolidated Affiliate unless such transaction is upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person that is not a non-consolidated Affiliate.

                  7.11 Sales and Leasebacks. Enter into or suffer to exist any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property that has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary except for such transactions entered into after the date hereof as long as (i) the aggregate fair market value of the property sold in connection therewith does not exceed $200,000,000, the consideration for each such sale shall be cash and such transactions are consummated on an arm's length basis and
(ii) the Net Cash Proceeds thereof are applied to prepay the Tranche B Term Loans and reduce the Total Tranche B-1 Credit Linked Deposit Amount as set forth in Sections 2.13(b) and 2.19(b) (the "Permitted Sale/Leasebacks") (the Borrower agreeing that all Permitted Sale/Leasebacks shall be Asset Sales and the Lenders hereby authorizing the Administrative Agent to release any Lien on or security interests in any such property created by the Loan Documents upon consummation of such Permitted Sale/Leasebacks). Notwithstanding anything to the contrary contained herein, any Permitted Sale/Leasebacks shall be deemed to be expressly permitted pursuant to each other provision of this Section 7 (other than Sections 7.1 and 7.10) that would otherwise be construed to prohibit or restrict such Permitted Sale/Leasebacks. In the event that the Borrower or a Subsidiary enters into an operating lease in connection with a Permitted Sale/Leaseback, then the Borrower shall deliver to the Administrative Agent at the time it or a Subsidiary enters into such lease, a schedule setting forth the principal and interest components of payments to be made under such lease as reasonably determined by the Borrower.

                  7.12 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower's method of determining fiscal quarters.

                  7.13 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary non-assignment provisions of any contract and (d) customary restrictions on the creation of Liens on any property or assets arising under a security agreement governing a Lien permitted under this Agreement.

                  7.14 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

                  7.15 Optional Payments and Modifications of Second Lien Notes.
(a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Second Lien Notes, or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Second Lien Notes or the Second Lien Note Indenture (other than any such amendment, modification, waiver or other change that (i) (A) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (B) does not involve the payment of a consent fee or (ii) is not adverse to the holders of the First Priority Claims). Notwithstanding the foregoing, as long as no Default or Event of Default has occurred and is continuing the Borrower may purchase and cancel or redeem its Second Lien Notes from the Net Cash Proceeds of Permitted Refinancing Indebtedness or from the Net Cash Proceeds of shares of common stock of the Borrower issued substantially concurrently therewith.

                          SECTION 8. EVENTS OF DEFAULT

                  If any of the following events shall occur and be continuing:

                  (a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

                  (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

                  (c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Section 7 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement; or

                  (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

                  (e) the Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i),
         (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which exceeds in the aggregate $50,000,000 for the Borrower and its Subsidiaries; or an event of default shall occur and be continuing under the Senior Subordinated Note Indenture or the Second Lien Note Indenture; or

                  (f) (i) the Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause
         (i), (ii), or (iii) above; or (v) the

         Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                  (g) (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through
         (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

                  (h) one or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $75,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

                  (i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby if the aggregate value of the affected Collateral is more than $5,000,000; or

                  (j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or

                  (k) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 25% of the outstanding common stock of the Borrower; or (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; or (iii) a Specified Change of Control shall occur; or

                  (l) the Senior Subordinated Notes or any guarantee thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the Senior Subordinated Note Indenture, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Senior Subordinated Notes or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes shall so assert; or

                  (m) any Lien securing or purporting to secure the Second Priority Claims shall cease, for any reason, to be subordinated to the Lien created under the Loan Documents securing or purporting to secure the First Priority Claims, as provided in the Intercreditor Agreement, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Second Lien Notes or the holders of at least 25% in aggregate principal amount of the Second Lien Notes shall so assert; or the Borrower or any of its Subsidiaries shall make any payment, prepayment, repurchase or redemption of or on the Second Lien Notes other than scheduled payments of interest or pursuant to a Permitted Second Lien Notes Refinancing;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments and the Borrower's right to request the making of a Tranche B-1 Loan or the issuance or extension of a Tranche B-1 Letter of Credit or an increase to the stated amount thereof shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments and the Borrower's right to request the making of a Tranche B-1 Loan or the issuance or extension of a Tranche B-1 Letter of Credit or an increase to the stated amount thereof to be terminated forthwith, whereupon the Revolving Commitments and the Borrower's right to request the making of a Tranche B-1 Loan on the issuance or extension of a Tranche B-1 Letter of Credit or an increase in the stated amount thereof shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

                              SECTION 9. THE AGENTS

                  9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

                  9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

                  9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

                  9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

                  9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender, the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

                  9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its extensions of credit hereunder, provide its Tranche B-1 Credit Linked Deposit Amount and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it

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deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

                  9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

                  9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent was not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

                  9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 20 days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights,

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                                                                              83

powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 20 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. Upon the effectiveness of the retirement of any Administrative Agent, the retiring Administrative Agent may, at its option (i) transfer the management of all then existing Tranche B-1 Credit Linked Accounts to the successor Administrative Agent or (ii) close all such Tranche B-1 Credit Linked Accounts upon the establishment of new Tranche B-1 Credit Linked Accounts with the successor Administrative Agent (and the successor Administrative Agent shall establish such new accounts) and transfer all amounts on deposit in such Tranche B-1 Credit Linked Accounts to such new accounts.

                  9.10 Authorization to Release Guarantees and Liens. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each of the Lenders (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1.

                  9.11 Co-Documentation Agents and Syndication Agent. Neither the Co-Documentation Agents nor the Syndication Agent shall have any duties or responsibilities hereunder in their capacities as such.

                           SECTION 10. MISCELLANEOUS

                  10.1 Amendments and Waivers. (a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this
Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) eliminate or reduce any voting rights under this Section 10.1, forgive the principal amount or extend the final scheduled date of maturity of any Loan or

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                                                                              84

extend any L/C Participant's interest in the Issuing Lender's obligations and rights under any Letter of Credit beyond the Revolving Termination Date or the Tranche B-1 Settlement Date, extend the scheduled date of any amortization payment in respect of any Term Loan, extend the date on which the Tranche B-1 Credit Linked Deposits are required to be returned in full to the Tranche B-1 Lenders, reduce the stated rate of any interest or fee payable hereunder or the Tranche B-1 Fixed Return Rate (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) that any amendment or modification in the financial definitions in this Agreement shall not constitute a reduction in the rate of interest or commitment fee for purposes of this clause (i)) or the amount of return due to the Tranche B-1 Lenders pursuant to Section 2.4(d) or the prepayment premium set forth in
Section 2.10(b) or extend the scheduled date of any payment thereof, increase the amount or extend the expiration date of any Lender's Revolving Commitment or the Tranche B-1 Credit Linked Deposit Amount with respect to any Lender, in each case without the consent of each Lender directly affected thereby; (ii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the consent of all Lenders; (iii) amend, modify or waive any provision of Section 2.19 without the consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (iv) reduce the amount of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Loans under this Agreement without the consent of the Majority Facility Lenders under each Facility adversely affected thereby; (v) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the consent of all Lenders under such Facility; (vi) amend, modify or waive any provision of Section 9 without the consent of the Administrative Agent; (vii) amend, modify or waive any provision of Section 2.8 or 2.9 without the consent of the Swingline Lender; (ix) amend, modify or waive any provision of Section 3 without the consent of the Issuing Lender; or (x) amend, modify or waive Section 2.4 (or any provision or definition referred to therein) to the extent it adversely affects the Tranche B-1 Lenders without the consent of the Majority Facility Lenders under the Tranche B-1 Facility (it being agreed that, with the consent of the Required Lenders, additional extensions of credit and tranches and increases in the amount of the Facilities may be added to this Agreement and may share in any payments, prepayments, Collateral and voting rights on a pro rata basis and corresponding amendments to the Loan Documents may be made). Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

         (b) Notwithstanding anything to the contrary in this Agreement,

                  (i) if the Borrower elects to extend the Revolving Termination Date, it may do so by providing written notice to the Administrative Agent; provided that

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                                                                              85

                           (A) no Revolving Lender shall be obligated to consent
                  to such extension;

                           (B) such extension shall be effective only if
                  consented to by all of the Revolving Lenders; and

                           (C) no such extension shall be permitted if, after
                  giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments, and, in connection therewith, this Agreement and the other Loan Documents may be amended from time to time with the consent of only the Majority Facility Lenders in respect of the Revolving Facility, the Issuing Lender, the Administrative Agent and the Borrower to the extent necessary to implement the provisions of this clause (i) (including to reflect the extension of the Revolving Termination Date); and

                  (ii) this Agreement may be amended with the written consent of only the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to the extent necessary to permit the refinancing of all outstanding Tranche B Term Loans ("Refinanced Term Loans") with a replacement "B" term loan tranche hereunder ("Replacement Term Loans"), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans,
         (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Tranche B Term Loans in effect immediately prior to such refinancing.

                  (c) The Borrower shall be permitted to replace any Lender that has not consented to any amendment, modification, supplement or waiver of or to the Loan Documents requested by the Borrower (a "Requested Amendment") which requires the consent of each Lender, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) the Requested Amendment has been consented to by the Supermajority Lenders (as defined below), (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement (and, if applicable, its Tranche B-1 Credit Linked Deposit), and the Borrower shall pay any applicable prepayment premium set forth in Section 2.10(b), (iv) the Borrower shall be liable to such replaced Lender under Section 2.22 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent,

(vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein, except to the extent the replacement financial institution is already a Lender),
(vii) the replacement Lender shall consent to the Requested Amendment, (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.20 or 2.21(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. As used herein, "Supermajority Lenders" means the Required Lenders except that the percentage "50%" referred to therein shall be deemed to be a reference to "66%".

                  10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

                  The Borrower:                 Tenneco Automotive Inc.
                                                500 North Field Drive
                                                Lake Forest, IL 60045
                                                Attention: Paul Novas
                                                Telecopy: 847-482-5176
                                                Telephone: 847-482-5000

                  with a copy to:               Tenneco Automotive Inc.
                                                500 North Field Drive
                                                Lake Forest, IL 60045
                                                Attention: Timothy Donovan
                                                Telecopy: 847-482-5030
                                                Telephone: 847-482-5000

                  The Administrative Agent:     270 Park Avenue
                                                New York, New York 10017
                                                Attention: Richard L. Duker
                                                Telecopy: 212-270-3057
                                                Telephone: 212-270-5127

                  with a copy to:               Loan and Agency Services Group
                                                1111 Fannin, Floor 10
                                                Houston, Texas 77002
                                                Attention: Michasel Chau
                                                Telecopy: 713-750-7938
                                                Telephone: 713-750-7913

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                                                                              87

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

                  10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                  10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

                  10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, trustees, employees, affiliates, agents and controlling persons (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Subsidiaries or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable promptly after written demand therefor. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

                  10.6 Successors and Assigns; Participations and Assignments.
(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (except in a transaction permitted by Section 7.4).

                  (b) Any Lender may, without the consent of the Borrower or the Administrative Agent, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in any Loan owing to such Lender, any Commitment of such Lender, the Tranche B-1 Credit Linked Deposit Amount of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.19, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

                  (c) Any Lender (an "Assignor") may, in accordance with applicable law, at any time and from time to time assign to any Lender, any affiliate of any Lender or any Lender Affiliate or, with the consent of the Borrower and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (an "Assignee") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) no such assignment to an Assignee (other than any Lender, any affiliate of any Lender or any Lender Affiliate) shall be in an aggregate principal amount of less than $5,000,000 in the case of Revolving Commitments, $1,000,000 in the case of Tranche B Term Loans or $1,000,000 in the case of Tranche B-1 Credit Linked Deposit Amounts (provided that assignments made by any Lender on the same day to an Assignee and its affiliates (including any Lender Affiliates) may be treated as a single assignment for purposes of satisfying any such minimum assignment amount requirement (other than in the case of an assignment of all of a Lender's interests under the applicable Facility), (ii) after giving effect to any such assignment, such Lender and its affiliates (including any Lender Affiliates) shall retain Commitments, Term Loans and Tranche B-1 Credit Linked Deposit Amounts in an aggregate principal amount of $5,000,000 in the case of Revolving Commitments, $1,000,000 in the case of Tranche B Term Loans or $1,000,000 in the case of Tranche B-1 Credit Linked Deposit Amounts (other than in the case of an assignment of all of a Lender's interests under the applicable Facility), in each case unless otherwise agreed by the Borrower and the Administrative Agent, and (iii) no Lender may assign any interest in the Revolving Facility (other than to an affiliate of such Lender or, with the consent of the Administrative Agent, not to be unreasonably withheld or delayed, to another Lender then holding Revolving Commitments) without the consent of the Administrative Agent, the Borrower and the Issuing Lender (not to be unreasonably withheld or delayed). For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its related Lender Affiliates, if any (other than in the case of an assignment of all of a Lender's interests under this Agreement). Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be deemed a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding any provision of this Section 10.6, the consent of the Borrower shall not be required for any assignment that occurs when an Event of Default pursuant to Sections 8(a) or 8(f) shall have occurred and be continuing with respect to the Borrower. Without the consent of the Borrower and the Administrative Agent, the Tranche B-1 Credit Linked Deposit of any Tranche B-1 Lender shall not be released in connection with any assignment by such Tranche B-1 Lender, but shall instead be purchased by the relevant assignee and continue to be held for application (to the extent not already applied) in accordance with
Section 2.4 to satisfy such assignee's obligations in respect of Tranche B-1 Exposure. Each Tranche B-1 Lender agrees that immediately prior to such assignment (x) the Administrative Agent shall establish a new Tranche B-1 Credit Linked Account in the name of such assignee, (y) unless otherwise consented to by the Administrative Agent, a corresponding portion of the amount on deposit in the Tranche B-1 Credit Linked Account of the assignor Tranche B-1 Lender shall be purchased by the assignee and shall be transferred from the assignor's Tranche B-1 Credit Linked Account to the assignee's Tranche B-1 Credit Linked Account and (z) if after giving effect to such assignment the aggregate amount of the Tranche B-1 Credit Linked Deposit Account of the assignor Tranche B-1 Lender shall be $0, the Administrative Agent shall close the Tranche B-1 Credit Linked Account of such assignor Tranche B-1 Lender.

                  (d) Notwithstanding anything to the contrary contained herein, any Lender which is a bank (a "Granting Bank") may grant to a special purpose funding vehicle (an "SPC"), identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan which such Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation hereunder (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto agrees (which agreement shall survive termination of this Agreement) that in the event of any such grant by a Granting Bank to an SPC of the option to provide to the Borrower all or any part of its Loan, (i) such Granting Bank's obligations under this Agreement to the other parties to this Agreement shall remain unchanged and such Granting Bank shall remain solely responsible for the performance of such obligations under this Agreement and the other Loan Documents, (ii) such Granting Bank shall remain the holder of such Loan for all purposes under this Agreement and the other Loan Documents and nothing contained in this Section 10.6(d) is intended to excuse the Granting Bank from the full performance of its obligations hereunder and thereunder or otherwise diminish the duties and liabilities of the Granting Bank under this Agreement or the other Loan Documents (other than it being understood that any payment obligation on the part of such Granting Bank to make a Loan hereunder shall, if such Loan is made by any SPC, be deemed to have been satisfied upon the making of such Loan by such SPC), (iii) the Borrower and the Administrative Agent shall continue to deal solely and directly with such Granting Bank in connection with such Granting Bank's rights and obligations under this Agreement and the other Loan Documents, (iv) in no event shall any SPC have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, or be included in any determination of the Required Lenders or the Majority Facility Lenders hereunder for any purpose,
(v) prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section

10.6(d), any SPC may (X) with notice to, but without prior written consent of, the Borrower and the Administrative Agent (subject, however, to the approval of the financial institution as set forth below), assign all or a portion of its interests in any Loan to the Granting Bank or to a financial institution (previously approved in writing by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of the Loans and (Y) subject to Section 10.15 hereof, disclose on a confidential basis any non-public information relating to its Loans to any rating agency as specifically provided for in Section 10.15 hereof. This Section 10.6 may not be amended without the prior written consent of the SPC, the Borrower and the Administrative Agent.

                  (e) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to and the amount of the Tranche B-1 Credit Linked Deposit Amount of, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein and the Tranche B-1 Credit Linked Deposits Accounts for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note or Tranche B-1 Credit Linked Deposit Amount, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee. The Register shall be available for inspection by any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (f) Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by
Section 10.6(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (which shall not be an obligation of the Borrower and which shall be paid once in connection with simultaneous assignments for a Lender and its affiliates (including any Lender Affiliates) if any), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

                  (g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments of Loans and Notes and Tranche B-1 Credit Linked Deposit Amounts relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

                  (h) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (g) above.

                  10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a "Benefitted Lender") shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

                  (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

                  10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

                  10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  10.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the

Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

                  10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                  10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

                  (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

                  (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                  (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

                  (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                  (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

                  10.13 Acknowledgments. The Borrower hereby acknowledges that:

                  (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

                  (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                  (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

                  10.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

                  (b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

                  10.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender, any affiliate of any Lender or any Lender Affiliate, (b) to any Transferee or prospective Transferee that agrees to comply with the provisions of this Section, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority,
(e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding,
(g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.15). Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no party (or any employee, representative or other agent of such party) shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is necessary in order to comply with applicable securities laws. This authorization does not extend to disclosure of any other information, including (without limitation)
(a) the identities of participants or potential participants in the Transactions, (b) the existence or status of any negotiations, (c) any pricing information or (d) any other term, detail or information not related to the tax treatment and tax structure of the Transactions.

                  10.16 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                  10.17 Effect of Amendment and Restatement of the Existing Credit Agreement. (a) This Agreement shall be deemed to be an amendment to and restatement of the Existing Credit Agreement and the Existing Credit Agreement as amended and restated hereby shall remain in full force and effect and is hereby ratified and confirmed in all respects. All extensions of credit under the Existing Credit Agreement on the Closing Date shall remain outstanding following the Closing Date as specified in Sections 2.26 and 3.1(c) and shall be continued under this Agreement, as amended in the manner set forth herein. All references to the Existing Credit Agreement in any other agreement or document shall, on and after the Closing Date, be deemed to refer to the Existing Credit Agreement as amended and restated hereby. The Borrower agrees, acknowledges and affirms that (i) each of the Security Documents to which it is a party shall remain in full force and effect and shall constitute security for all extensions of credit pursuant to the Existing Credit Agreement as amended and restated hereby and (ii) any reference to the Existing Credit Agreement appearing in any such Security Document shall on and after the Closing Date be deemed to refer to the Existing Credit Agreement as amended and restated hereby.

                  (b) On the Closing Date, each of the lenders party to the Existing Credit Agreement and not continuing as a Lender hereunder hereby agrees that, upon its acceptance of the outstanding amounts owed to it under the Existing Credit Agreement on the Closing Date, such lender shall have consented to the amendment and restatement of the Existing Credit Agreement as provided herein, the redesignation of certain Loans and Commitments (each as defined in the Existing Credit Agreement) set forth in Sections 2.26 and 3.1(c) hereof and the assignment of the Loans and all other rights under the Existing Credit Agreement to the extent necessary to give effect to such redesignation set forth in Sections 2.26 and 3.1(c).

                  10.18 Covenant of the Tranche B-1 Lenders. Each Tranche B-1 Lender represents and warrants, as to itself, to the Borrower that such Tranche B-1 Lender has not granted any Liens on any of the funds on deposit in its Tranche B-1 Credit Linked Account and covenants for the benefit of the Borrower that such Tranche B-1 Lender shall not grant any Lien on any such funds on deposit but shall instead keep such funds free and clear of any Liens.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                             TENNECO AUTOMOTIVE INC.

                             By: _______________________________________________
                                 Name:
                                 Title:

                             JPMORGAN CHASE BANK, as Administrative Agent and as a Lender

                             By: _______________________________________________
                                 Name:
                                 Title:

                             DEUTSCHE BANK SECURITIES INC., as Syndication Agent and as a Lender

                             By: _______________________________________________
                                 Name:
                                 Title:

                             BANK OF AMERICA, N.A.,
                             as Co-Documentation Agent and as a Lender

                             By: _______________________________________________
                                 Name:
                                 Title:

                             By: _______________________________________________
                                 Name:
                                 Title:

                             CITICORP NORTH AMERICA, INC., as Co-Documentation Agent and as a Lender

                             By: _______________________________________________
                                 Name:
                                 Title:

                                                                         Annex A

                        PRICING GRID FOR REVOLVING LOANS,
                       SWINGLINE LOANS AND COMMITMENT FEES

          Consolidated Leverage Ratio                 Applicable
                                                        Margin             Applicable
                                                    for Eurodollar         Margin for            Commitment
                                                        Loans               ABR Loans             Fee Rate
      Greater than or equal to 4.5 to 1.0                3.50%                2.50%                 .500%

Less than 4.5 to 1.0 and greater than or equal
                 to 4.0 to 1.0                           3.25%                2.25%                 .500%

Less than 4.0 to 1.0 and greater than or equal
                 to 3.5 to 1.0                           3.00%                2.00%                 .500%

Less than 3.5 to 1.0 and greater than or equal
                 to 3.0 to 1.0                           2.75%                1.75%                 .375%

 Less than 3.0 to 1.0 and greater than 2.5 to
                      1.0                                2.50%                1.50%                 .375%

       Less than or equal to 2.5 to 1.0                  2.25%                1.25%                 .375%

Changes in the Applicable Margin with respect to Revolving Loans, Swingline Loans, Tranche B Term Loans and Tranche B-1 Loans or in the Commitment Fee Rate resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the "Adjustment Date") on which financial statements are delivered to the Lenders pursuant to Section 6.1(a) or (b) (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 4.5 to 1.0. In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Leverage Ratio shall for the purposes of this definition be deemed to be greater than 4.5 to 1.0. Each determination of the Consolidated Leverage Ratio pursuant to this pricing grid shall be made with respect to (or, in the case of Consolidated Total Debt, as at the end of) the period of four consecutive fiscal quarters of the Borrower ending at the end of the period covered by the relevant financial statements.